Filed pursuant to Rule 424(b)(3)
                                             Regis. No. 333-59405

PROSPECTUS

                              $14,500,000

                           OFFER TO EXCHANGE

                   10 1/4% SENIOR SECURED NOTES DUE 2003
      WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                AS AMENDED, FOR ANY AND ALL OUTSTANDING
                   10 1/4% SENIOR SECURED NOTES DUE 2003

                                   OF

                       TRANS WORLD AIRLINES, INC.
                           ------------------

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON  MONDAY, AUGUST 31, 1998, UNLESS EXTENDED.

      Trans World Airlines, Inc., a Delaware corporation ("TWA" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer") to exchange its $14.5 million principal amount of 10 1/4% Senior Secured Notes due 2003 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part (including all amendments, including post-effective amendments, and exhibits thereto, the "Registration Statement"), for an equal principal amount at maturity of its outstanding
10 1/4% Senior Secured Notes due 2003 (the "Old Notes," and together with the Exchange Notes, the "Notes"), of which $14.5 million aggregate principal amount at maturity is outstanding as of the date hereof. The Notes were issued in partial payment of the aggregate purchase price of $27.5 million for one Boeing 767-231 ETOPS airframe and two associated engines (collectively, the "Aircraft"). Concurrently with the issuance of the Notes, the Company issued $13.0 million principal amount of 10 1/4% Mandatory Conversion Equity Notes due 1999 (the "Equity Notes") to or as directed by the Owner Trustee (as defined) in payment of the balance of the purchase price for the Aircraft.

      The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 P.M., New York City time, on the date the Exchange Offer expires (the "Expiration Date"), which will be August 31, 1998 (31 days following the commencement of the Exchange Offer), unless the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Old Notes may be tendered only in integral multiples of maturity of $1,000. See "The Exchange Offer."

      The Notes will bear interest from the date of issuance at a rate of 10 1/4% per annum (subject to possible increases as described herein) payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 1998. The Notes will be subject to mandatory redemption by way of sinking fund payments made in cash sufficient to redeem an aggregate principal amount of Notes equal to $920,000 on each of June 15, 2001 and June 15, 2002 (subject to possible reductions or elimination as described herein) (or, if the aggregate principal amount of Notes outstanding on any such redemption date is less than the principal amount required to be redeemed on such date, then the aggregate principal amount of Notes outstanding shall be redeemed), at a redemption price equal to 100% plus accrued and unpaid interest and Special Interest (as defined), if any, to the redemption date. The obligation of the Company to make such mandatory redemptions may be satisfied in whole or in part by delivering to the Trustee (as defined) Notes acquired by the Company through open market purchases. Upon a Change in Control (as defined), each holder of Notes shall have the right to require the Company to purchase all, or any part of, such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the purchase date. There can be no assurance that the Company will have sufficient funds available at the time of any Change in Control to make any debt payment (including repurchases of Notes) required by the foregoing. Upon a sale of the Aircraft, the Company will be required to make an Offer to Purchase (as defined) all the Notes then outstanding, at a purchase price of 102% of the principal amount thereof, if the sale occurs before the first anniversary of the date of original issuance of the Notes, or at a purchase price equal to 101% of the principal amount thereof, if the sale occurs following such date, in either case, together with accrued and unpaid interest and Special Interest, if any, to and including the purchase date. Following a sale by the Company of the Aircraft, the interest rate borne by any unpurchased Notes would increase by 1.50% per annum, and the lien on the Collateral (as defined) would be released. In the event that there shall occur a Total Loss (as defined) with respect to the Aircraft, the Company will be required to make an Offer to Purchase all the Notes then outstanding. The obligation of the Company to make such Offer to Purchase upon a sale of or Total Loss with respect to the Aircraft may be satisfied in whole or in part by delivering to the Trustee Notes acquired by the Company through open market purchases. See "Description of Exchange Notes."

      The Notes will represent senior secured obligations of the Company and will rank pari passu in right of payment with all other senior obligations of the Company. The Notes will be secured by a lien on the Aircraft.

      THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST
BEING MAILED TO HOLDERS OF OLD NOTES ON OR ABOUT JULY 31, 1998.

                                           (Continued on page 2)

                          -------------------

  The securities offered hereby involve a high degree of risk.
            See "Risk Factors" beginning on page 14.

                          -------------------

  These securities have not been approved or disapproved by the
   Securities and Exchange Commission or any state securities commission, nor has the Securities and
  Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                         ---------------

         The date of this Prospectus is July 31, 1998.

      The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the same Indenture (as defined) pursuant to which the Old Notes were issued such that the Exchange Notes and Old Notes will be treated as a single class of debt securities under the Indenture. The form and terms of the Exchange Notes are generally the same as the form and terms of the Old Notes, except that (i) the exchange has been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, and (ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Old Notes under the Registration Rights Agreement (as defined), which rights will terminate upon the consummation of the Exchange Offer. See "Description of the Exchange Notes."

      Based on interpretations by the staff of the Securities and Exchange Commission ("SEC" or the "Commission"), as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988) (the "Exxon Capital Letter"), Morgan Stanley & Co. Incorporated (available June 5, 1991) (the "Morgan Stanley Letter"), Mary Kay Cosmetics, Inc. (available June 5,
1991) and Warnaco, Inc. (available October 11, 1991), the Company believes that a holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, provided, that (i) such Exchange Notes are acquired in the ordinary course of such holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act) or a broker-dealer tendering Old Notes acquired directly from the Company for its own account. However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR ANY OFFER, SALE OR OTHER TRANSFER OF EXCHANGE NOTES.

      Prior to this Exchange Offer, there has been no public market for the Old Notes or Exchange Notes. The Old Notes have traded in the National Association of Securities Dealers, Inc. Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. If a public market were to develop, the Exchange Notes could trade at prices that may be higher or lower than their principal amount at maturity. The Company intends to apply for listing of the Exchange Notes on the American Stock Exchange. However, there can be no assurance that an active public market for the Exchange Notes will develop. See "Risk Factors--Risk Factors Relating to the Notes and the Exchange Offer--Absence of Public Trading Market."

      THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THIS
EXCHANGE OFFER. THE COMPANY HAS AGREED TO PAY THE EXPENSES OF THE
EXCHANGE OFFER. NO UNDERWRITER IS BEING USED IN CONNECTION WITH
THIS EXCHANGE OFFER.

       No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer of securities made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates. Neither the delivery of this Prospectus nor any sale of, or offer to sell, the securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                       AVAILABLE INFORMATION

      TWA is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and such reports, proxy statements and other information regarding the Company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881, on which the Company's Common Stock, $.01 par value per share (the "Common Stock") is listed. The Commission maintains a Worldwide Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This web site can be accessed at http://www.sec.gov. None of the information contained in such web site shall be deemed to constitute a part of this Prospectus or be incorporated herein for any purpose.

      This Prospectus contains summaries, believed to be accurate in all material respects, of certain terms of certain agreements; however, in each such case, reference is made to the actual agreements (copies of which will be made available upon request to the Company) for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference.

      This Prospectus forms a part of the Registration Statement, including all amendments (including post-effective amendments) and exhibits thereto, which the Company has filed under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information otherwise set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as part thereof. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company hereby incorporates by reference in this Prospectus the following documents filed with the Commission pursuant to the requirements of the Exchange Act (File No.
001-07815):

      1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended on June 30, 1998 (the
"1997 10-K");

      2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (the "10-Q");

      3. The Company's Current Report on Form 8-K filed January
28, 1998; and

      4. The Company's Proxy Statement and Notice of Meeting relating to the Annual Meeting of Stockholders held on May 19, 1998.

      In addition, all subsequent documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available without charge upon the written or oral request of each person, including any beneficial owner, to whom this Prospectus is delivered. Requests should be made to the Corporate Secretary of Trans World Airlines, Inc., One City Centre, 515 N. Sixth Street, St. Louis, Missouri 63101, telephone (314) 589-3285. In order to ensure timely delivery of the documents, any request should be made at least five business days before the Expiration Date of the Exchange Offer.

                    FORWARD-LOOKING STATEMENTS

      This Prospectus (including information included or incorporated by reference herein) includes "Forward-looking Statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements regarding the Company's expected financial position, business and financing plans, including the Company's plans and strategy for improving its operational and financial performance, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations ("cautionary statements") are disclosed in or incorporated by reference into this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in or incorporated by reference into this Prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to the Company, its subsidiaries or persons acting on the Company's or its subsidiaries' behalf are expressly qualified in their entirety by the cautionary statements.

                        PROSPECTUS SUMMARY

      This summary does not purport to be complete and is qualified by reference to the detailed information and financial statements appearing elsewhere in or incorporated by reference into this Prospectus. Terms not defined in this summary are defined elsewhere herein.

The Company

      TWA is the eighth largest U.S. air carrier (based on revenue passenger miles ("RPMs") for the full year 1997), whose primary business is transporting passengers, cargo and mail. During 1997, the Company carried approximately 23.4 million passengers and flew approximately 25.1 billion RPMs. As of March 31, 1998, the Company provided regularly scheduled jet service to 89 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean. As of March 31, 1998, the Company operated a fleet of 181 jet aircraft.

      TWA's North American operations have a primarily domestic hub in St. Louis at Lambert International Airport ("St. Louis") and a domestic-international hub at New York's John F. Kennedy International Airport ("JFK"). TWA is the predominant carrier at St. Louis, with approximately 360 scheduled daily departures as of March 31, 1998 and approximately a 74.5% share of airline passenger enplanements in St. Louis for the full year 1997, excluding all commuter flights. Given its location in the center of the country, St. Louis is well-suited to function as an omni-directional hub for both north-south and east-west transcontinental traffic. Therefore, TWA believes it can offer more frequencies and connecting opportunities to many travelers in its key Midwestern markets than competing airlines.

      TWA's international operations are concentrated at JFK, from which TWA currently serves 26 domestic and international cities with approximately 40 daily departures. JFK is both the Company's and the industry's largest international gateway from North America. As of March 31, 1998, the Company offered non-stop flights from JFK to 8 cities in Europe and the Middle East as well as 17 destinations in the United States and the Caribbean. As described in the 1997 10-K, during 1997, the Company implemented certain steps to refocus and improve the operating and financial performance of its JFK operations.

      TWA is a Delaware corporation organized in 1978 and is the successor to the business of its predecessor corporation, Transcontinental & Western Air, Inc., originally formed in 1934. The Company's principal executive offices are located at One City Centre, 515 N. Sixth Street, St. Louis, Missouri 63101, and its telephone number is (314) 589-3000.

Recent Financial and Operating Results

      On July 22, 1998, the Company reported financial results for the second quarter of 1998, reflecting operating income of $45.5 million, pre-tax income of $50.0 million, income before extraordinary items of $24.7 million and net income of $19.5 million for the three months ended June 30, 1998. These results compared with operating income of $5.9 million, a pre-tax loss of $10.3 million, a loss before extraordinary items of $12.0 million and a net loss of $14.4 million in the second quarter of 1997. Operating revenue for the second quarter of 1998 was $883.5 million, versus $844.4 million in the second quarter of 1997, despite a planned decrease in scheduled available seat miles from the second quarter of 1997 resulting from the replacement of B747 and L-1011 aircraft with smaller and more efficient B767 and B757 aircraft.

      System-wide scheduled traffic for the quarter increased 5.0% from 6.383 billion revenue passenger miles in 1997 to 6.703 billion revenue passenger miles in 1998. System-wide passenger load factor increased 6.5 percentage points from 69.8% in the second quarter of 1997 to 76.3% in the second quarter of 1998.

      The Company's operating statistics, for scheduled passengers only, for the three month periods ended June 30, 1998 and 1997 and for the six month periods ended June 30, 1998 and 1997 were as follows:

                              Three Months Ended        Six Months Ended
                                   June 30,                 June 30,
                           ----------------------     -------------------
                             1998         1997           1998        1997
                             ----         ----           ----        ----

Revenue passenger miles
(millions)                   6,703         6,383        12,468      12,057
Available seat miles
(millions)                   8,788         9,143        17,256      17,682
Passenger load factor        76.3%         69.8%         72.3%       68.2%
Passenger yield              11.78(cent)   11.60(cent)   11.76(cent) 11.71(cent)
Passenger revenue
per available seat mile       8.98(cent)    8.10(cent)    8.49(cent)  7.99(cent)
Operating cost per
available seat mile           9.30(cent)    8.92(cent)    9.33(cent)  9.39(cent)


      For definitions of the above items, see "Management's
Discussion and Analysis of Financial Condition and Results of
Operations--Results of Operations" in the 1997 10-K.

                       The Private Placement

Old  Notes.............. On June 16, 1998 (the "Issue Date"), the
                         Company issued and delivered the Old
                         Notes to or as directed by First
                         Security Bank, National Association, as
                         owner trustee (the "Owner Trustee")
                         under the trust agreement N607TW dated
                         as of March 28, 1995 between 767 Leasing
                         HY, LLC, as successor beneficiary (the
                         "Beneficiary") to Internationale
                         Nederlanden Aviation Lease Delaware,
                         Inc. (currently known as ING Lease
                         Delaware, Inc.), the beneficiary named
                         therein, and the Owner Trustee. The Old
                         Notes were subsequently reoffered and
                         resold to Qualified Institutional Buyers
                         (as defined in Rule 144A under the
                         Securities Act) pursuant to Rule 144A
                         under the Securities Act, to
                         institutional investors that are
                         Accredited Investors (as defined in Rule
                         501(a)(1), (2), (3) or (7) under the
                         Securities Act) and in offshore
                         transactions complying with Rule 903 or
                         Rule 904 of Regulation S under the
                         Securities Act.

                          Exchange Offer

Exchange Notes.........  Up to $14,500,000 aggregate
                         principal amount of 10 1/4% Senior
                         Secured Notes due 2003
                         of the Company. The terms of the
                         Exchange Notes and the Old Notes are
                         identical in all respects, except that
                         the offer of the Exchange Notes will
                         have been registered under the
                         Securities Act and therefore, the
                         Exchange Notes will not be subject to
                         certain transfer restrictions and
                         registration rights and related
                         provisions for an increase in the
                         interest rate payable on the Old Notes
                         under certain circumstances if the
                         Company defaults with respect to its
                         registration requirements under the
                         Registration Rights Agreement (as
                         defined below) applicable to the Old
                         Notes.

Exchange Offer.........  The Company is offering, upon the terms and subject to the conditions of the
                         Exchange Offer, to exchange $1,000
                         principal amount of Exchange Notes for
                         each $1,000 principal amount of Old
                         Notes. See "The Exchange Offer"
                         for a description of the procedures for
                         tendering Old Notes. In connection with
                         the private placement of Old Notes (the
                         "Private Placement"), the Company
                         entered into the Registration Rights
                         Agreement (the "Registration Rights
                         Agreement") dated as of June 16, 1998
                         among the Company, Lazard Freres & Co.
                         LLC ("Lazard") and the Owner Trustee,
                         which grants holders of the Old Notes
                         certain exchange and registration
                         rights. The Exchange Offer is intended
                         to satisfy obligations of the Company
                         under the Registration Rights Agreement.
                         The date of acceptance for exchange of
                         the Exchange Notes will be the first
                         business day following the Expiration
                         Date.

Tenders, Expiration
Date; Withdrawal.......  The Exchange Offer will expire
                         at 5:00 p.m., New York City time, on
                         August 31, 1998, or such later date and
                         time to which it is extended. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder of Notes (a "Holder") thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Accounting Treatment...  No gain or loss for accounting purposes will be recognized by the Company upon
                         the consummation of the Exchange Offer.
                         See "The Exchange Offer--Accounting
                         Treatment."

Federal Income Tax
Consequences...........  The exchange pursuant to the Exchange
                         Offer will not result in any income,
                         gain or loss to the Holders of the Notes or the Company for federal income tax purposes. See "Certain Federal Income Tax Considerations--Tax Consequences to United States Holders."

Use of Proceeds........  The Company will not receive any
                         proceeds from  the issuance of the
                         Exchange Notes pursuant to the Exchange
                         Offer.

Exchange Agent.........  First Security Bank, National
                         Association is serving as exchange
                         agent (the "Exchange Agent") in
                         connection with the Exchange Offer.

Consequences of Exchanging Old Notes Pursuant to the
Exchange Offer

      The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes, other than broker-dealers which must sell in accordance with the provisions set forth below and other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer (whether or not it is also an "affiliate" of the Company) that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

      By executing the Letter of Transmittal, each holder of Old Notes will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Old Notes, nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such Exchange Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such Holder is an "affiliate," that such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering Holder is a broker-dealer (whether or not it is also an "affiliate") that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the Exchange Notes prior to offering or selling such Exchange Notes. The Company does not currently intend to take any action to register or qualify the Exchange Notes for resale in any such jurisdictions.

      Following the consummation of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights and the Old Notes will continue to be subject to certain restrictions on transfer. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Failure to comply with such requirements in such instance may result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. See "The Exchange Offer--Consequences of Failure to Exchange."

            Summary Description of the Exchange Notes

      The terms of the Exchange Notes and the Old Notes are identical in all respects, except that the offer of the Exchange Notes has been registered under the Securities Act and, therefore, the Exchange Notes will not be subject to certain transfer restrictions, registration rights and related provisions requiring an increase in the interest rate on the Old Notes under certain circumstances if the Company defaults with respect to its registration requirements under the Registration Rights Agreement applicable to the Old Notes.

Exchange Notes
Offered................  Up to $14,500,000 aggregate principal amount of Exchange Notes of the Company.

Maturity Date..........  June 15, 2003.

Interest...............  10 1/4% per annum (subject to possible increases as described herein), payable
                         semi-annually in arrears on June 15 and
                         December 15 of each year, commencing
                         December 15, 1998. The Exchange Notes
                         will bear interest from June 16, 1998.
                         Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued from June 16, 1998 to the date of the issuance of the Exchange Notes. Consequently, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on December 15, 1998 (the first interest payment date with respect to the Old Notes and the Exchange Notes) that they would have received had they not accepted the Exchange Offer.

Sale of Collateral.....  In connection with and prior to the sale of the Aircraft, the Company
                         will be required  to commence an Offer
                         to Purchase Notes in an aggregate
                         principal amount equal to the
                         aggregate principal amount of
                         Notes outstanding on the date of
                         commencement of such Offer to Purchase,
                         at a purchase price equal to 102% of the principal amount thereof, if such Offer to Purchase is commenced prior to the first anniversary of the Issue Date, or 101% of the principal amount thereof, if such Offer to Purchase is commenced on or after the first anniversary of the Issue Date, plus, in each case, accrued and unpaid interest and Special Interest, if any, on such Notes to and including the Payment Date (as defined). The Company will deposit an amount in cash equal to the purchase price with respect to the Offer to Purchase with the Trustee on or prior to the date of sale of the Aircraft. Such cash amount shall remain on deposit with the Trustee until the payment of such purchase price on the applicable Payment Date with respect to such Offer to Purchase. As of the day immediately following the Payment Date with respect to any such Offer to Purchase, the interest rate borne by any Notes then outstanding will automatically increase by 1.50% per annum, and the lien on the Collateral will be released. The Company may satisfy in whole or in part its obligation to make an Offer to Purchase in connection with a sale of the Aircraft by delivering to the Trustee Notes acquired by the Company through open market purchases. Such Notes shall be credited by the Trustee against the principal amount of Notes required to be purchased at 100% of their principal amount. See "Description of Exchange Notes-- Collateral--Use of Collateral; Total Loss; Release and Termination of Lien."

Total Loss.............  In the event that there shall occur a
                         Total Loss with respect to the Aircraft, the Company will be required to make an Offer to Purchase Notes in an aggregate principal amount equal to the aggregate principal amount of Notes outstanding on the date such Offer to Purchase is required to be commenced hereunder, at a purchase price equal to

                         100% of such aggregate principal amount, plus accrued and unpaid interest and Special Interest, if any, on such Notes, to and including the date of purchase. The Company shall commence the Offer to Purchase within 30 days after the date of such Total Loss. The Company may satisfy in whole or in part its obligation to make an Offer to Purchase in connection with a Total Loss of the Aircraft by delivering to the Trustee Notes acquired by the Company through open market purchases. Such obligation shall be credited at 100% of the principal amount of Notes delivered to the Trustee. See "Description of Exchange Notes--Collateral--Use of
                         Collateral; Total Loss; Release and
                         Termination of Lien."

Sinking Fund...........  The Notes will be subject to mandatory redemption by way of sinking fund
                         payments made in cash sufficient to
                         redeem an aggregate principal amount of
                         Notes equal to $920,000 on each of June
                         15, 2001 and June 15, 2002 (subject to
                         possible reductions or elimination as
                         described herein) (or, if the aggregate
                         principal amount of Notes outstanding on any such redemption date is less than the principal amount required to be redeemed on such date, then the aggregate principal amount of Notes outstanding shall be redeemed), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the Mandatory Redemption Date (as defined). The Company may satisfy in whole or in part its obligation to make such sinking fund payments by delivering to the Trustee Notes acquired by the Company through open market purchases. The obligation of the Company to make any sinking fund payment will be automatically terminated if the Aircraft is sold or is the subject of a Total Loss. See
                         "Description of Exchange Notes--Sinking
                         Fund."

Change in Control....... Upon a Change in Control,
                         each holder of Notes shall have
                         the right for a limited period to
                         require the Company to repurchase all or any part of such holder's Notes at a price, in cash, equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for repurchase. There can be no assurance that the Company will have sufficient funds available at the time of any Change in Control to make any debt payment (including repurchases of Notes) required by the foregoing. In the event the Company fails to repurchase the Notes upon a Change in Control, it would be in default under the Indenture and the maturity of substantially all of its long-term debt could be accelerated. See "Description of Exchange Notes-- Repurchase of Notes Upon a Change in Control."

Ranking................  The Notes will represent senior secured obligations of the Company and will rank pari passu in right of payment with all other senior obligations of the Company.

Collateral.............  The Notes will be secured by a lien on one Boeing 767-231 ETOPS airframe and
                         two associated Pratt & Whitney JT9D-
                         7R4D engines. See "Description of
                         Exchange Notes--Collateral."

Section 1110
Protection.............  The Trustee has received an opinion of Company Counsel (as defined)
                         that the Trustee, on behalf  of the
                         holders of the Notes, will be
                         entitled, subject to certain conditions, to the benefits of Section 1110 of the U.S. Bankruptcy Code, as amended (the "Bankruptcy Code"), with respect to the Aircraft in the event of a case under Chapter 11 of the Bankruptcy Code in which the Company is a debtor. See "Description of Exchange Notes--Certain Bankruptcy Issues."

Certain Covenants......  The indenture governing the Notes
                         (the "Indenture") and certain related
                         security documents  will contain
                         provisions relating to the
                         preservation of and release of
                         Collateral, including a prohibition
                         against the Company allowing certain
                         additional liens against such
                         Collateral. The Indenture will not
                         contain any financial covenants and will not limit the Company's ability to incur additional indebtedness.

Exchange Offer;
Registration Rights....  Pursuant to the Registration Rights
                         Agreement, in the event that applicable
                         law or interpretations of the staff of
                         the Commission do not permit the Company to effect this Exchange Offer or if certain holders of the Old Notes notify the Company that they are not permitted to participate in, or would not receive freely transferable Exchange Notes pursuant to, the Exchange Offer, the Company has agreed to use its reasonable best efforts to cause to become effective a registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective for a period of two years from the date of original issuance of the Old Notes or such shorter period that will terminate when Old Notes covered by the Shelf Registration Statement have been sold pursuant thereto or can be sold pursuant to Rule 144(k). Should the Company fail for any reason to comply with certain of its registration obligations under the Registration Rights Agreement, Special Interest will be payable with respect to the Notes and the Exchange Notes that are, at the time of the Company's failure to comply with such obligations, subject to certain transfer restrictions under the Securities Act. See "The Exchange Offer."

Lack of Prior
Market for the
Exchange Notes.........  The Exchange Notes are being offered to holders of the Old Notes.
                         The Exchange Notes will be new
                         securities for which there is currently
                         no established trading market, and none
                         may develop. The Company intends to
                         apply for listing of the Exchange Notes
                         on the American Stock Exchange. If the
                         Exchange Notes are traded after their
                         initial issuance, they may trade at a
                         discount from their initial offering
                         price, depending upon prevailing
                         interest rates, the market for similar
                         securities, the performance of the
                         Company and certain other factors.

  Risk Factors

           The Notes offered hereby involve a high degree of risk. See "Risk Factors."

                           RISK FACTORS

      In addition to the other information appearing in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before participating in the Exchange Offer or investing in the Exchange Notes.

Risk Factors Related to the Company

      Substantial Indebtedness

      The Company is highly leveraged and has and will continue to have significant debt service obligations. As of March 31, 1998, the Company's ratio of long-term debt and capital leases (including current maturities, but net of unamortized discounts) to shareholders' equity was 5.39 to 1. As of March 31, 1998, after giving effect to the issuance on April 21, 1998 of the Company's 11 3/8% Senior Secured Notes due 2003 (the "April Secured Notes") and the Company's Mandatory Conversion Equity Notes due 1999 (the "April Equity Notes" and, together with the April Secured Notes, the "April Notes"), the issuance on June 16, 1998 of the Notes and the Equity Notes and the conversion into Common Stock of the April Equity Notes on July 7, 1998 and the Equity Notes on July 13, 1998, the aggregate principal amount of the Company's total outstanding indebtedness would have been approximately $1,204.9 million ($1,173.8 net of unamortized discounts), and the ratio of such long-term debt and capital leases (including current maturities, but net of unamortized discounts) to stockholders' equity would have been 4.68 to 1. The Company's estimated minimum payment obligations under noncancelable operating leases in effect at March 31, 1998 were approximately $284.1 million for 1998 and approximately $3,346.0 million for periods thereafter. These amounts exclude payment obligations of the Company that will arise from financing arrangements relating to the 24 MD-83 aircraft that are more fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Commitments" in the 10-Q. Over the last several years, the Company's earnings have not been sufficient to cover fixed charges. The Company's earnings were not sufficient to cover fixed charges by $80.6 million and $105.7 million for the three months ended March 31, 1998 and March 31, 1997, respectively, $94.1 million for the year ended December 31, 1997, $280.0 million for the year ended December 31, 1996, $32.3 million for the four months ended December 31, 1995, $338.3 million for the eight months ended August 31, 1995, $435.0 million for the year ended December 31, 1994, $88.4 million for the two months ended December 31, 1993 and $364.7 million for the ten months ended October 31, 1993. See "Capitalization" included herein and "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and the Consolidated Financial Statements in the 1997 10-K and the 10-Q.

      The degree to which the Company is leveraged could have important consequences to holders of the Notes offered hereby, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on the Company's existing indebtedness; (iii) the Company is placed at a relative competitive disadvantage to its less highly leveraged competitors and is more vulnerable to economic downturns; and (iv) such indebtedness contains restrictive and other covenants, that, if not complied with, may result in an event of default that, if not cured or waived, could have a material adverse effect on the Company (including, under certain circumstances, a cross-default of other debt).

      Capital Expenditure Requirements

      The Company's capital expenditures for 1998 are currently anticipated to total approximately $90.4 million compared to capital expenditures totaling approximately $100.1 million for 1997. The Company's capital expenditures budget for 1998 includes $60.0 million for flight equipment-related expenditures (including pre-delivery deposits for aircraft and the purchase of aircraft engines and spare parts). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Certain Other Capital Requirements" in the 1997 10-K for a discussion of the potential additional expenditures that may be required by the Company in order to address the year 2000-related technology issues. While the Company is seeking financing for certain of its planned capital expenditures, a substantial portion of such expenditures are expected to utilize internally generated funds. The inability to finance or otherwise fund such expenditures could have a material adverse effect on the ability of the Company to continue to implement its strategic plan.

      Liquidity

      The Company's ability to improve its financial position and meet its financial obligations will depend upon a variety of factors including: significantly improved operating results, favorable domestic and international airfare pricing environments, absence of adverse general economic conditions, more effective operating cost controls and efficiencies and the Company's ability to attract new capital and maintain adequate liquidity. On December 31, 1997, the Company's total cash and cash equivalents balance was approximately $237.8 million (including amounts held in the Company's international operations and by subsidiaries that, based upon various monetary regulations and other factors, might not be immediately available to the Company). This balance represented an increase of approximately $56.2 million from the Company's corresponding cash balance at December 31, 1996. This increase in the Company's cash balance resulted primarily from the proceeds from various capital markets offerings during 1997 and asset dispositions offset by capital expenditures and debt repayments. Due to improvements in operating results experienced by the Company, cash used by operations in 1997 was reduced from the prior year. On March 31, 1998, the Company had total cash and cash equivalents of $346.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Liquidity" in the 1997 10-K and the 10-Q.

      The Company has no unused credit lines and must satisfy all of its working capital and capital expenditure requirements from cash provided by operating activities, from external capital sources or from the sale of assets. See "The Company--Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Liquidity" in the 1997 10-K for a description of the actions taken by the Company to improve its liquidity during 1997. As a result of the financings consummated in the fourth quarter of 1997 and the repayment of certain debt in connection therewith, assets with an approximate appraised value of $165.0 million were released from collateral liens. Since that time, the Company has sold and subsequently leased back 15 B-727 aircraft and sold two L-1011 aircraft leaving assets with an approximate appraised value of $100.0 million free and clear of liens and encumbrances. Further pledging of these unencumbered assets, however, may be limited by negative pledge restrictions in outstanding indebtedness. Substantially all of the Company's other strategic assets have been pledged to secure various issues of outstanding indebtedness of the Company. To the extent that pledged assets are sold, the applicable financing agreements generally require the sale proceeds to be applied to repay the corresponding indebtedness. To the extent that the Company's access to capital is constrained, the Company may not be able to make certain capital expenditures or to continue to implement certain other aspects of its strategic plan, and the Company may therefore be unable to achieve the full benefits expected therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Availability of NOLs" in the 1997 10-K and the 10- Q for a discussion of the status of the Company's net operating loss carryforwards.

      The Company's long-term viability as well as its ability to meet its existing debt and other obligations and future capital commitments depends upon the Company's financial and operating performance, which in turn is subject to, among other things, prevailing economic conditions and certain other financial, business and other factors beyond the Company's control. As discussed in the 1997 10-K and the 10-Q, in late 1996 and early 1997, the Company began implementing certain operational changes that are intended to improve the Company's financial results through, among other things, improved operational reliability; higher yields and load factors; increased fuel, pilot and other aircraft operating efficiencies; and a decrease in maintenance-related expenditures, employee headcount and JFK-related operating costs. Although management believes that such operational changes will be successful and that the Company's cash flow from its operations and financing activities should therefore be sufficient in the foreseeable future to meet the Company's debt and other obligations and future capital commitments, the airline industry in general and the Company in particular are subject to significant risks and uncertainties referred to in this Prospectus including under these Risk Factors and in the 1997 10-K and the 10-Q under "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "--Liquidity and Capital Resources." Therefore, there can be no assurance that the Company's operating results and financing activities will be sufficient in the foreseeable future to meet its debt and other obligations and future capital commitments.

      Prior Operating Losses and Future Uncertainties
Relating to Results of Operations; Results for the First Quarter of 1998

      The Company's long-term viability depends on its ability to achieve and maintain profitable operations. Although the airline industry has generally seen strengthened performance in recent years, particularly since 1995 when many airlines reported record profits, the Company has reported significant net losses. For example, the Company reported a net loss of $227.5 million for the combined 12-month period ended December 31, 1995 (including extraordinary gains related to the '95 Reorganization (as defined below)), while reporting an operating profit of $25.1 million (including $58.0 million of non-cash expense relating to the distribution of stock to employees as part of the restructurings effected in 1995 (the "'95 Reorganization")), which represented the Company's first operating profit since 1989. The Company's reported net loss of $284.8 million for 1996 represented a $57.3 million increase over the 1995 net loss, while the Company reported a $198.5 million operating loss for 1996 (including special charges of $85.9 million), which represented a $223.6 million decline from its operating profit in 1995. The Company's 1997 financial results reflected a net loss of $110.8 million, which represented an improvement of $174.0 million over the $284.8 million net loss for the full year 1996, and a $29.3 million operating loss, which represented a $169.2 million improvement over the $198.5 million operating loss reported for the full year 1996. For a discussion of such operating results and the substantial net losses incurred during such periods, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Company--Business Strategy" in the 1997 10-K. Although the Company has taken a number of actions that management believes will improve future results, the Company will incur additional expenses relating to these actions, including pilot training and aircraft leases, and there can be no assurance that such actions will make the Company's future operations profitable. See "--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements" and "The Company--Business Strategy" in the 1997 10-K.

      The Company's financial results for the first quarter 1998 reflect an operating loss of $68.7 million and a net loss before extraordinary items of $54.1 million for the three months ended March 31, 1998, including a non-cash operating expense of $26.5 million relating to the distribution in July 1998 of Common Stock to employee stock plans. These results compare with an operating loss of $99.5 million and a net loss before extraordinary items of $70.0 million in the first quarter 1997. Excluding the effect of non-cash expense associated with earned stock compensation, the first quarter 1998 operating loss was $42.2 million compared to the first quarter 1997 operating loss of $98.2 million. Similarly calculated, the net loss before extraordinary items for the first quarter 1998 and 1997 were $38.0 million and $69.3 million, respectively. Operating revenue for the first quarter 1998 was $765.4 million versus $762.3 million in the first quarter 1997 despite a slight reduction in capacity from the first quarter 1997 to 1998 resulting from the replacement of B747 and L-1011 aircraft with smaller B767, B757 and MD-80 aircraft.

      The Company has historically experienced significant variations in quarterly and annual operating revenues and operating expenses and expects such variations to continue. Due to the greater demand for air travel during the summer months, airline industry revenues for the third quarter of the year are generally significantly greater than revenues in the first and fourth quarters of the year and moderately greater than revenues in the second quarter of the year. In the past, given the Company's historical dependence on summer leisure travel, the Company's results of operations have been particularly sensitive to such seasonality. While the Company, through an acceleration of its fleet renewal program and restructuring of its JFK operations, anticipates that the deseasonalization of operations affected thereby will reduce quarter-to-quarter fluctuations in the future, there can be no assurance that such deseasonalization will occur.

      The Company's results of operations have also been impacted by numerous other factors that are not necessarily seasonal. Among the uncertainties that might adversely impact the Company's future results of operations are: (i) competitive pricing and scheduling initiatives; (ii) the availability and cost of capital; (iii) increases in fuel and other operating costs; (iv) insufficient levels of air passenger traffic resulting from, among other things, war, threat of war, terrorism or changes in the economy; (v) governmental limitations on the ability of the Company to service certain airports and/or foreign markets; (vi) regulatory requirements necessitating additional capital or operating expenditures; (vii) the outcome of certain ongoing labor negotiations (see "--'94 Labor Agreements"); and (viii) the reduction in yield due to the continued implementation of a discount ticket program entered into by the Company with Karabu Corporation ("Karabu"), a Delaware corporation controlled by Carl Icahn, in connection with the '95 Reorganization on the terms currently applied by Karabu (which terms are, in the opinion of the Company, inconsistent with, and in violation of, the agreement (the "Ticket Agreement") governing such program) (see below and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "Legal Proceedings--Icahn Litigation" in the 10-Q). The Company is unable to predict the potential impact of any such uncertainties upon its future results of operations.

      On March 20, 1996, the Company filed a petition (the "TWA Petition") in the Circuit Court for St. Louis County, Missouri, commencing a lawsuit against Carl Icahn, Karabu and certain other entities affiliated with Icahn (collectively, the "Icahn Defendants"). The TWA Petition alleged that the Icahn Defendants are violating the Ticket Agreement between the Company and Karabu relating to the discount ticket program and otherwise tortiously interfering with the Company's business expectancy and contractual relationships by, among other things, marketing and selling tickets purchased under the Ticket Agreement to the general public. The TWA Petition sought a declaratory judgment finding that the Icahn Defendants have violated the Ticket Agreement, and also sought liquidated, compensatory and punitive damages, in addition to the Company's costs and attorney's fees. On May 7, 1998 the court denied the TWA Petition and dismissed the Icahn Defendants' counterclaims. The court concluded that the Icahn Defendants could sell discount tickets under the Ticket Agreement to any person who actually uses the ticket, including non-business travelers, and that the Icahn Defendants had not breached the Ticket Agreement. No damages were assessed in respect to either plaintiff's or defendants' petitions.

      The court's ruling could have an adverse effect on TWA's revenue, which could be significant but the impact of which will depend on a number of factors, including yield, load factors and whether any resulting incremental sales by the Icahn Defendants will be to passengers that would not otherwise have flown on TWA. The Icahn Defendants moved to amend or modify the court's ruling to include a declaratory judgment that the Icahn Defendants are permitted to sell tickets to any person for any purpose, which could include use by the purchaser's family members or friends. TWA opposed this motion and requested that the court clarify the ruling to limit its scope consistent with the reasoning set forth in the decision, specifically that the person purchasing the ticket must use the ticket (with certain enumerated exceptions) and may not purchase a ticket for any other person. The court denied both motions on June 25, 1998. TWA has appealed the denial of its motion for clarification and the court's original ruling.

      Crash of Flight 800

      On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. The Company is cooperating fully with all federal, state and local regulatory and investigatory agencies to ascertain the cause of the crash, which to date has not been determined. The National Transportation Safety Board held hearings relating to the crash in December 1997 and is continuing its investigation. While the Company is currently a defendant in a number of lawsuits relating to the crash, it is unable to predict the amount of claims that may ultimately be made against the Company or how those claims might be resolved. The Company maintains substantial insurance coverage and, at this time, management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, the Company believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations. The Company is unable to identify or predict the extent of any adverse effect on its revenues, yields or results of operations that has resulted or may result from the public perception of the crash or from any future findings by the National Transportation Safety Board. See "Business--Legal Proceedings" in the 1997 10-K.

      Changes to Management Team

      Commencing in June 1996, the Company experienced a substantial number of changes in its executive management team. Although the Company believes that a stable executive management team has now been put in place, there can be no assurance that future changes will not occur or, if such changes do occur, that they will not adversely affect future operations.

                 Current Executives of the Company

                                                   DATE OF ELECTION OR
                                                      APPOINTMENT AS
      NAME                CURRENT TITLE                 EXECUTIVE
-------------------    -------------------          -------------------
Gerald L. Gitner(1)    Chairman & CEO                December 1996
William F. Compton(2)  President & COO               December 1996
Michael J. Palumbo     Senior Vice President & CFO   December 1996
Donald M. Casey        Executive Vice President,
                         Marketing                      May 1997
James F. Martin        Senior Vice President,
                         Human Resources             November 1997
Kathleen A. Soled      Senior Vice President &
                         General Counsel               January 1998
-----------------

(1) Mr. Gitner, a director since November 1993, was Vice Chairman and Acting CEO from December 1996 until February 1997.
(2) Mr. Compton, a director since November 1993, was Acting
    Executive Vice President, Operations from December 1996 until
    March 1997 and Executive Vice President, Operations from March 1997 until December 1997.

In addition, David M. Kennedy, a director, served as Acting
Executive Vice President and Chief Operating Officer from
December 1996 until June 1997.

      '94 Labor Agreements

      As of March 31, 1998, the Company had approximately 22,203 full-time employees (based upon full-time equivalents that include part-time employees). Of these, approximately 84.6% were represented by the Air Line Pilots Association ("ALPA") and the International Association of Machinists and Aerospace Workers (the "IAM"). On March 6, 1997, the IAM was certified to replace the Independent Federation of Flight Attendants (the "IFFA") as the bargaining representative of the Company's flight attendants. The Company's currently effective collective bargaining agreement with each such union (collectively, the "'94 Labor Agreements") contain more favorable work rules than in prior contracts and wage levels that the Company believes to be below many other U.S. airlines. The '94 Labor Agreements are three-year agreements that became amendable as of August 31, 1997. Negotiations on a new collective bargaining agreement with the IAM with regard to the flight attendants commenced in July 1997 and are currently ongoing, and negotiations regarding the Company's ground employees represented by the IAM commenced in February 1997 and are currently ongoing. Negotiations on a new collective bargaining agreement with ALPA commenced in June 1997, and a tentative agreement was reached on July 11, 1998, subject to ratification. Under the Railway Labor Act (the "RLA"), workers whose contracts have become amendable are required to continue to work under the "status quo" (i.e., under the terms of employment antedating the amendable date) until the RLA's procedures are exhausted. Under the RLA, the Company and its unions are obligated to continue to bargain until agreement is reached or until a mediator is appointed and concludes that negotiations are deadlocked and mediation efforts have failed. The mediator must then further attempt to induce the parties to agree to arbitrate the dispute. If either party refuses to arbitrate, then the mediator must notify the parties that his efforts have failed and, after a 30-day cooling-off period, a strike or other direct action may be taken by the parties. At the request of the IAM, a mediator was appointed on August 6, 1997 with respect to ground employees represented by the IAM. On March 27, 1998, at the request of the IAM, a mediator was appointed with respect to the flight attendants represented by the IAM.

      In the opinion of management, the Company's financial resources are not as great as those of most of its competitors, and, therefore, management believes that any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could be particularly damaging to the Company. See "Business--Employees" in the 1997 10-K.

      In connection with certain wage scale adjustments afforded to non-contract employees, employees previously represented by the IFFA have asserted and won an arbitration ruling with respect to the comparability of wage concessions made in 1994 that, if sustained, would require that the Company provide additional compensation to such employees. The Company estimates that at December 31, 1997 such additional compensation that would be payable pursuant to the arbitration ruling would be approximately $12.0 million. The Company denies any such obligation and is pursuing an appeal of the arbitration ruling and a court award affirming the ruling. Effective September 1, 1997, the Company also reduced the overall compensation and benefits package for non-contract employees so as to offset, in the Company's view, any claims by such employees previously represented by IFFA for any retroactive or prospective wage increases. As such, no liability has been recorded by the Company.

      Age of Fleet; Noise

      At March 31, 1998, the average age of the Company's operating aircraft fleet was 16.5 years, making the Company's fleet one of the oldest of U.S. air carriers. As a result, the Company has incurred increased overall operating costs due to the higher maintenance, fuel and other operating costs associated with older aircraft. During 1997, the Company acquired 27 new or later-model used aircraft. The Company expects to continue the process of acquiring a number of new and later-model used aircraft. As of March 31, 1998, the Company's fleet included 55 aircraft that did not meet the noise reduction requirements under the Airport Noise and Capacity Act of 1990 (the "Noise Act") and must therefore be retired or substantially modified by the end of 1999. Although the Company has plans to meet the Noise Act's noise reduction requirement, there can be no assurance that such plans will be achieved. In addition, in 1990 the Federal Aviation Association (the "FAA") issued several Airworthiness Directives ("ADs") mandating changes to maintenance programs for older aircraft to ensure the oldest portion of the nation's fleet remains airworthy. Many of the Company's aircraft are currently affected by these aging aircraft ADs. In 1996 and 1997, the Company spent approximately $3.4 million and $4.2 million, respectively, to comply with aging aircraft maintenance requirements. Based on information currently available to the Company and its current fleet plan, the Company estimates that costs associated with complying with these aging aircraft maintenance requirements will aggregate an additional approximately $19.8 million through the year 2001. These cost estimates assume, among other things, that newer aircraft will replace certain of the Company's existing aircraft and that, as a result, certain aircraft will be retired by the Company before the Company would be required to make certain aging aircraft maintenance expenditures. There can be no assurance that the Company will be able to implement fully its fleet plan or that the cost of complying with aging aircraft maintenance requirements will not be significantly increased. See "--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements" above and "Business--Regulatory Matters--Noise Abatement" and "--Aging Aircraft Maintenance" in the 1997 10-K.

      Corporate Governance Provisions; Special Voting Arrangements

      As a result of provisions of the '94 Labor Agreements, the Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") contain provisions (the "Blocking Coalition Provisions") that allow certain corporate actions requiring board approval, including mergers, consolidations and sale of all or substantially all the assets of the Company, to be blocked by a vote of six (four union-elected directors and two other directors) of the Company's fifteen directors, who together constitute a "Blocking Coalition." Actions subject to disapproval by the Blocking Coalition include: (a) any sale, transfer or disposition, in a single or series of transactions, of at least 20% of the Company's assets, except for transactions in the ordinary course of business, including aircraft transactions as part of a fleet management plan; (b) any merger of the Company into or with, or consolidation of the Company with, any other entity; (c) any business combination within the meaning of
Section 203 of the Delaware General Corporation Law (the "DGCL");
(d) any dissolution or liquidation of the Company; (e) any filing of a petition for bankruptcy, reorganization or receivership under any state or federal bankruptcy, reorganization or insolvency law; (f) any repurchase, retirement or redemption of the Company's capital stock or other securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities and mandatory redemptions of any redeemable preferred stock of the Company; (g) any acquisition of assets, not related to the Company's current business as an air carrier, in a single transaction or a series of related transactions exceeding $50 million adjusted annually by the consumer price index; or (h) any sale of the Company's capital stock or securities convertible into capital stock of the Company to any person if (i) at the time of issuance or (ii) assuming conversion of all outstanding securities of the Company convertible into capital stock, such person or entity would beneficially own at least 20% of the capital stock of the Company.

      Anti-takeover Provisions in Certificate of Incorporation and By-laws; Rights Plan

      The Certificate of Incorporation and the By-laws contain provisions that authorize the Board of Directors to issue preferred stock without stockholder approval, prohibit action by written consent of the stockholders, authorize only the Chairman of the Board of Directors or a majority of the Board of Directors to call special meetings of the stockholders and require advance notice for director nominations. These provisions of the Certificate of Incorporation and the By-laws and the Blocking Coalition Provisions, as well as federal laws limiting foreign ownership of U.S. flag carriers and the prohibition on certain business combinations contained in Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management. In addition, the Board of Directors declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock and employee preferred stock issued to its union employees in three series (the "Employee Preferred Stock") and made such Right payable to holders of record as of the close of business on January 12, 1996, and thereafter each share of Common Stock or Employee Preferred Stock issued by the Company has had one Right attendant to it. The Rights are intended to protect the Company's stockholders from certain non-negotiated takeover attempts that present the risk of a change of control on terms that may be less favorable to the Company's stockholders than would be available in a transaction negotiated with and approved by the Board of Directors of the Company. See "Description of Capital Stock--Rights Plan" and "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law" below, and "Business--Regulatory Matters-- Foreign Ownership of Shares" in the 1997 10-K.

      Certain Potential Future Earnings Charges

      There are a number of uncertainties relating to agreements with employees of the Company, the resolution of which could result in significant non-cash charges to the Company's future operating results. Shares granted or purchased at a discount under the Employee Stock Incentive Program (the "ESIP") will generally result in a charge equal to the fair market value of shares granted plus the discount for shares purchased at the time when such shares are earned. On February 17, 1998, the first target price of $11.00 was realized and therefore a grant will be made on July 15, 1998 in an amount sufficient to increase the employee ownership by 2.0% based on the then outstanding amount of Common Stock and Employee Preferred Stock. In addition, on March 4, 1998, the average market price of the Company's Common Stock over a 30-day period exceeded the $12.10 target price necessary to earn the 1998 grant. As a result, on July 15, 1998, the Company made an additional contribution to the relevant employee trusts based on the then outstanding amount of its Common Stock and Employee Preferred Stock in an amount sufficient to increase the employee ownership by 1.5%. Based on the number of outstanding shares of Common Stock and Employee Preferred Stock at July 15, 1998, the aggregate contribution pursuant to the 1997 and 1998 grants was 2,377,084. As a result of the grants earned in 1998, an aggregate non-cash charge was recorded in the first quarter of 1998 in the amount of $26.5 million in connection with such issuance. In addition, an aggregate non-cash charge of $1.0 million will be recorded in the third quarter of 1998 to reflect the actual number of shares issued on July 15, 1998. If the remaining ESIP's target prices for the Common Stock are realized, the minimum aggregate charge for the years 1999 to 2002 (the 1997 and 1998 target prices having been met) would be approximately $102.6 million based upon such target prices and the number of shares of Common Stock and Employee Preferred Stock outstanding at July 15, 1998. The charge for any year, however, could be substantially higher if the then market price of the Common Stock exceeds certain target prices. See "Business--Employees" in the 1997 10-K.

      Fresh Start Reporting

      In connection with the '95 Reorganization, the Company adopted fresh start reporting in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7 "--Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The fresh start reporting common equity value of the Company was determined by the Company, with the assistance of its financial advisors, to be approximately $270.0 million based, in part, on assumptions as to future results of operations. The carrying value of the Company's assets does not reflect historical cost but rather reflects current values determined by the Company as of the August 23, 1995 effective date of the '95 Reorganization (the "'95 Effective Date") (including values for intangible assets such as routes, gates and slots of approximately $458.4 million). The difference between (i) the equity valuation of the Company plus the estimated fair market value of the Company's liabilities and (ii) the estimated fair market value of its identifiable assets was allocated to "reorganization value in excess of amounts allocable to identifiable assets" in the amount of approximately $839.1 million. In future periods, these intangible assets will be evaluated for recoverability based upon estimated future cash flows. If expectations are not substantially achieved, charges to future operations for impairment of these assets might be required and such charges could be material. Due to the significant adjustments relating to the '95 Reorganization and the adoption of fresh start reporting, the pre-reorganization consolidated financial statements are not comparable to the post-reorganization consolidated financial statements. A vertical black line is shown in the Consolidated Financial Statements in the 1997 10-K to separate the Company's post-reorganization Consolidated Financial Statements from its pre-'95 Reorganization consolidated financial statements since they have not been prepared on a consistent basis of accounting. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 19 to the Consolidated Financial Statements in the 1997 10-K.

      In the fourth quarter of 1996, the Company reported a special charge of $26.7 million relating to the write-down of the carrying value of the Company's JFK-Athens route authority, reflecting the Company's decision to terminate service on such route after April 18, 1997.

Risk Factors Related to the Industry

      Competition

      The airline industry operates in an intensely competitive environment. The Company competes with one or more major airlines on most of its routes (including on all routes between major cities) and with various forms of surface transportation. The airline industry is also cyclical due to, among other things, a close relationship of yields and traffic to general U.S. and worldwide economic conditions. Small fluctuations in passenger revenue per available seat mile ("RASM") and cost per available seat mile ("CASM") can have a significant impact on the Company's financial results. Airline profit levels are highly sensitive to, and during recent years have been adversely affected by, among other things, changes in fuel costs, fare levels and passenger demand. Vigorous price competition exists, and the Company and its competitors have frequently offered sharply reduced discount fares in many markets. Airlines, including TWA, use discount fares and other promotions to stimulate traffic during normally slack travel periods, to generate cash flow and to increase relative market share in selected markets. The Company has often elected to initiate or match discount or promotional fares in certain markets in order to compete vigorously in those discounted markets or to stimulate traffic. Passenger demand and fare levels have also been affected adversely by, among other factors, the state of the economy and international events.

      The airline industry has consolidated as a result of mergers and liquidations and more recently through alliances, and further consolidation may occur in the future. This consolidation has, among other things, enabled certain of the Company's major competitors to expand their international operations and increase their domestic market presence. Additionally, many of the major U.S. carriers have announced plans for alliances with other major U.S. carriers. Such alliances could further intensify the competitive environment. In addition, certain of the Company's competitors have in recent years established alliances with one or more large foreign carriers, allowing those competitors to strengthen their overall operations by, among other things, transporting passengers connecting with or otherwise traveling on the alliance carriers. Although the Company has established a code share arrangement with one foreign carrier and has filed an application with the Department of Transportation (the "DOT") to establish an alliance with another foreign carrier, it does not have an alliance with a large foreign carrier.

      The emergence and growth of low-cost, low-fare carriers in domestic markets represent an intense competitive challenge for the Company, which has higher operating costs than many of such low-fare carriers and fewer financial resources than many of its major competitors. In many cases, such low-cost carriers have initiated or triggered price discounting. In part as a result of the industry consolidation referred to above, aircraft, skilled labor and gates at most airports continue to be readily available to start-up carriers. To the extent new carriers or other lower cost competitors enter markets in which the Company operates, such competition could have a material adverse effect on the Company. Certain of the traditional carriers that compete with the Company have implemented, or are in the process of implementing, measures to reduce their operating costs, including the creation of low-cost regional jet airline affiliates. In addition, the Company is more highly leveraged and has significantly less liquidity (and in certain cases, a higher cost structure) than certain of its competitors, several of which have available lines of credit, significant unencumbered assets and/or greater access to capital markets. Accordingly, the Company may be less able than certain of its competitors to withstand a prolonged recession in the airline industry or prolonged periods of competitive pressure.

      Demand for air transportation has historically tended to mirror general economic conditions. During the most recent economic recession in the United States, the change in industry capacity failed to mirror the reduction in demand for domestic air transportation due primarily to continued delivery of new aircraft. While in the period following such recession, industry capacity leveled off, such capacity has again begun to expand. The Company expects that the airline industry will remain extremely competitive for the foreseeable future.

      Aircraft Fuel

      Since fuel costs constitute a significant portion of the Company's operating costs (approximately 15.6% in 1996 and approximately 14.3% in 1997), significant increases in fuel costs would materially and adversely affect the Company's operating results. Fuel prices continue to be susceptible to, among other factors, political events and market factors beyond the Company's control, and the Company cannot predict near or longer-term fuel prices. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result. During 1996, the Company's average per gallon cost of fuel increased approximately 22.3% versus 1995, from approximately 57.0(cent) per gallon to approximately 69.8(cent) per gallon. During 1997, the Company's average per gallon cost of fuel decreased approximately 5.6%, from approximately 69.8(cent) per gallon to approximately 65.9(cent) per gallon. During the first quarter of 1998, the Company's average per gallon cost of fuel decreased approximately 25.0%, from approximately 74.1(cent) per gallon to approximately 55.6(cent) per gallon, over the same period in 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1997 10-K and the 10-Q. A one-cent change in the cost per gallon of fuel (based on consumption during 1997) impacts operating expense by approximately $609,000 per month. Increases in fuel prices may have a greater proportionate and more immediate impact on the Company than many of its competitors because of the composition of its fleet and because the Company does not currently maintain substantial reserves of fuel required for its operations or otherwise hedge the cost of anticipated purchases of fuel. See "Business--Aircraft Fuel" in the 1997 10-K.

      Regulatory Matters

      The airline industry is subject to extensive federal and international government regulations relating to airline safety, security and scheduling, as well as to local, state, federal and international environmental laws. Adoption of newly proposed regulations relating to these matters could increase the Company's cost of compliance with governmental regulations and could therefore increase operating expenses and, in some cases, restrict the operations of airlines, including the Company, thereby adversely affecting the Company's results of operations.

      During the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements, including added requirements for aging aircraft. The Company believes, based on its current fleet, that it will incur substantial capital expenditures to comply with the aging aircraft and noise abatement regulations. The Company expects that a number of aircraft will be retired before major aging aircraft modifications and noise compliance will be required; however, required capital expenditures will vary depending upon changes in the Company's fleet composition. Management expects that the cost of compliance will be funded through a combination of internally generated funds and utilization of cost sharing and/or funding provisions under certain lease agreements and loan agreements. See "--Risk Factors Related to the Company--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements" above.

      Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. For example, several airports have recently sought to increase substantially the rates charged to airlines, and the ability of airlines to contest such increases has been restricted by federal legislation, DOT resolutions and judicial decisions. In addition, laws and regulations have also been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the United States and foreign governments which are amended from time to time. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect the Company. See "Business--Regulatory Matters" in the 1997 10-K.

      Management believes that the Company benefited from the expiration on December 31, 1995 of the aviation trust fund tax (the "Ticket Tax"), which imposed certain taxes including a 10% air passenger tax on tickets for domestic flights, a 6.25% air cargo tax and a $6 per person international departure tax. The Ticket Tax was reinstated on August 27, 1996 and expired again on December 31, 1996. At the end of February 1997, the Ticket Tax was reinstated effective March 7, 1997 through September 30, 1997. Congress has passed tax legislation reimposing and significantly modifying the Ticket Tax, effective October 1, 1997. The legislation includes the imposition of new excise tax and significant fee tax formulas over a multiple year period, an increase in the international departure tax, the imposition of a new arrivals tax, and the extension of the Ticket Tax to cover items such as the sale of frequent flier miles. Management believes that the reimposition and modification of the Ticket Tax will have a negative impact on the Company, although neither the amount of such negative impact nor the benefit previously realized by its expiration can be precisely determined. However, management believes that the recent tax legislation and any other increases of the Ticket Tax will result in higher costs to the Company and/or, if passed on to consumers in the form of increased ticket prices, might have an adverse effect on passenger traffic, revenue and/or margins. See "Business--Regulatory Matters" in the 1997 10-K.

Risk Factors Relating to the Notes and the Exchange Offer

      Certain Bankruptcy Considerations

      If the Company were to become a debtor in a proceeding under Title 11 of the Bankruptcy Code, it is likely that there would be delays in payment with respect to the Notes and delays in or prevention from enforcing remedies and other rights that may otherwise be available to holders of the Notes, including rights with respect to the Collateral. It is also possible that holders of Notes would not ultimately receive repayment, in whole or in part, of the Notes.

      The Trustee has received an opinion of Company Counsel that the Trustee, on behalf of the holders of the Notes, will be entitled, subject to certain conditions, to the benefits of
Section 1110 of the Bankruptcy Code with respect to the Aircraft in the event of a case under Chapter 11 of the Bankruptcy Code in which the Company is a debtor. See "Description of Exchange Notes--Certain Bankruptcy Issues."

      Ranking of the Notes

      The Notes will represent senior secured obligations of the Company and will rank pari passu in right of payment with other senior obligations of the Company. None of the Company's outstanding indebtedness is senior to the Notes. As of March 31, 1998, after giving effect to the issuance of the April Notes, the Notes and the Equity Notes and the conversion of the April Equity Notes on July 7, 1998 and the Equity Notes on July 13, 1998, the aggregate principal amount of the Company's total outstanding indebtedness, including accrued interest, would have been approximately $1,235.6 million. While unsecured indebtedness ranks pari passu with the Notes in right of payment, the holders of the Notes may, to the exclusion of unsecured creditors, seek recourse against the Collateral as security for the Notes unless and until the Notes are satisfied in full. See "Description of Exchange Notes--Collateral" and "--Certain Bankruptcy Issues." The Notes are not guaranteed by any subsidiary of the Company and as a result will effectively rank junior to all creditors (including trade creditors) of, and holders of preferred stock issued by, subsidiaries of the Company. As of March 31, 1998, except for the wholly-owned, bankruptcy remote subsidiary of the Company that issued $100.0 million aggregate principal amount of receivables securitization notes, the subsidiaries of the Company did not have any outstanding indebtedness or preferred stock. The Notes will contain no limitations on the Company's ability to incur additional indebtedness. See "Description of Exchange Notes."

      Sufficiency of Collateral

      There can be no assurances that the proceeds of any sale of Collateral pursuant to the Indenture and Collateral Documents (as defined) following a default would be sufficient to satisfy all payments due on the Notes. No appraisal has been or will be obtained with respect to the Collateral. If such proceeds were not sufficient to repay all such amounts due on the Notes, then holders (to the extent not repaid from the proceeds of the sale of Collateral) would have only an unsecured claim against the Company's remaining assets. In addition, the ability of holders to realize upon the Collateral may be subject to certain federal bankruptcy law limitations and, due to the nature of the Collateral, significant restrictions imposed by governmental authorities including the DOT and FAA. U.S. citizenship is a condition of registering aircraft with the FAA. Restrictions on the ability of non-U.S. citizens to register the Aircraft in the United States could impact the marketability of the Collateral.

      Change in Control; Cross Default Provisions

      Upon a Change in Control, each holder of Notes will have the right, for a limited period of time, to require the Company to repurchase all or any part of such holder's Notes at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for repurchase. However, there can be no assurance that upon the occurrence of such a Change in Control, the Company will have sufficient funds available at the time to be able to repurchase the Notes. In the event the Company fails to repurchase the Notes upon a Change in Control, it would be in default under the Indenture and the maturity of substantially all of its long-term debt could be accelerated. See "Description of Exchange Notes--Repurchase of Notes Upon a Change in Control."

      Lack of Prior Market for the Exchange Notes

      The Exchange Notes are being offered to the holders of the Old Notes. The Old Notes were offered and sold in June 1998 to Qualified Institutional Buyers and to instutional Accredited Investor and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act and are eligible for trading in the PORTAL market.

      The Exchange Notes will constitute a new issue of securities for which there is currently no established trading market, and the Exchange Notes may not be widely distributed. Accordingly, no assurance can be given that an active trading market for the Exchange Notes will develop. If a market for any of the Exchange Notes does develop, the price of such Exchange Notes may fluctuate and liquidity may be limited. If a market for any of the Exchange Notes does not develop, purchasers may be unable to resell such Exchange Notes for an extended period of time, if at all. The Company has agreed to list the Exchange Notes on the American Stock Exchange or on such other stock exchange or market as the Common Stock is then principally traded no later than the earliest to occur of (i) the effectiveness of the Registration Statement and (ii) the effectiveness of the Shelf Registration Statement, provided that such Exchange Notes meet the minimum requirements for listing on any such exchange or market, and, if applicable, to maintain such listing for so long as any of the Exchange Notes is outstanding.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Old Notes or the Exchange Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the Old Notes or the Exchange Notes.

      Consequences of Failure to Exchange

      Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Company believes that, based upon interpretations contained in letters issued to third parties by the staff of the SEC, Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by each Holder thereof (other than a broker-dealer, as set forth below, and any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Eligible Holders wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the Exchange Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 or a broker-dealer tendering Old Notes acquired directly from the Company for its own account or if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer (whether or not it is also an "affiliate") that receives Exchange Notes for its own account pursuant to the Exchange Offer must represent that the Old Notes tendered in exchange therefor were acquired as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to take any action to register or qualify the Exchange Notes for resale in any such jurisdictions.

      In the event the Exchange Offer is consummated, the Company will not be required to register the transfer of the Old Notes under the Securities Act or any applicable securities laws. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under such laws. The Old Notes currently may be sold to Qualified Institutional Buyers and to institutional Accredited Investors and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act or pursuant to another available exemption under the Securities Act without registration under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the reduction in the principal amount of Old Notes outstanding could have an adverse effect upon, and increase the volatility of the market price for, the untendered and tendered but unaccepted Old Notes.

      Exchange Offer Procedures

      To participate in the Exchange Offer, and avoid the restrictions on Old Notes, each holder of Old Notes must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the First Security Bank, National Association (the "Exchange Agent") at the address set forth below under "The Exchange Offer--Procedures for Tendering--Exchange Agent" on or prior to the Expiration Date. In addition, (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures. See "The Exchange Offer."

                            THE COMPANY
General

      TWA is the eighth largest U.S. air carrier (based on RPMs for the full-year 1997), whose primary business is transporting passengers, cargo and mail. During 1997, the Company carried approximately 23.4, million passengers and flew approximately 25.1 billion RPMs. As of March 31, 1998, the Company provided regularly scheduled jet service to 89 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean. As of March 31, 1998, the Company operated a fleet of 181 jet aircraft.

      TWA's North American operations have a primarily domestic hub at St. Louis and a domestic-international hub at JFK. TWA is the predominant carrier at St. Louis, with approximately 360 scheduled daily departures as of March 31, 1998 and approximately a 74.5% share of airline passenger enplanements in St. Louis for the full year 1997, excluding all commuter flights. Given its location in the center of the country, St. Louis is well-suited to function as an omni-directional hub for both north-south and east-west transcontinental traffic. Therefore, TWA believes it can offer more frequencies and connecting opportunities to many travelers in its key Midwestern markets than competing airlines.

      TWA's international operations are concentrated at JFK, from which TWA currently serves 26 domestic and international cities with approximately 40 daily departures. JFK is both the Company's and the industry's largest international gateway from North America. As of March 31, 1998, the Company offered non-stop flights from JFK to 8 cities in Europe and the Middle East as well as 17 destinations in the United States and the Caribbean. As described in the 1997 10-K, during 1997, the Company implemented certain steps to refocus and improve the operating and financial performance of its JFK operations.

      TWA is a Delaware corporation organized in 1978 and is the successor to the business of its predecessor corporation, Transcontinental & Western Air, Inc., originally formed in 1934. The Company's principal executive offices are located at One City Centre, 515 N. Sixth Street, St. Louis, Missouri 63101, and its telephone number is (314) 589-3000.

Recent Financial and Operating Results

      On July 22, 1998, the Company reported financial results for the second quarter of 1998, reflecting operating income of $45.5 million, pre-tax income of $50.0 million, income before extraordinary items of $24.7 million and net income of $19.5 million for the three months ended June 30, 1998. These results compared with operating income of $5.9 million, a pre-tax loss of $10.3 million, a loss before extraordinary items of $12.0 million and a net loss of $14.4 million in the second quarter of 1997. Operating revenue for the second quarter of 1998 was $883.5 million, versus $844.4 million in the second quarter of 1997, despite a planned decrease in scheduled available seat miles from the second quarter of 1997 resulting from the replacement of B747 and L-1011 aircraft with smaller and more efficient B767 and B757 aircraft.

      System-wide scheduled traffic for the quarter increased 5.0% from 6.383 billion revenue passenger miles in 1997 to 6.703 billion revenue passenger miles in 1998. System-wide passenger load factor increased 6.5 percentage points from 69.8% in the second quarter of 1997 to 76.3% in the second quarter of 1998.

      The Company's operating statistics, for scheduled passengers only, for the three month periods ended June 30, 1998 and 1997 and for the six month periods ended June 30, 1998 and 1997 were as follows:

                              Three Months Ended        Six Months Ended
                                   June 30,                 June 30,
                           ----------------------     -------------------
                             1998         1997           1998        1997
                             ----         ----           ----        ----

Revenue passenger miles
(millions)                   6,703         6,383        12,468      12,057
Available seat miles
(millions)                   8,788         9,143        17,256      17,682
Passenger load factor        76.3%         69.8%         72.3%       68.2%
Passenger yield              11.78(cent)   11.60(cent)   11.76(cent) 11.71(cent)
Passenger revenue
per available seat mile       8.98(cent)    8.10(cent)    8.49(cent)  7.99(cent)
Operating cost per
available seat mile           9.30(cent)    8.92(cent)    9.33(cent)  9.39(cent)

      For definitions of the above items, see "Management's
Discussion and Analysis of Financial Condition and Results of
Operations--Results of Operations" in the 1997 10-K.

                          USE OF PROCEEDS

      The Company will not receive any proceeds from the Exchange
Offer. The Company has agreed to pay the expenses of the Exchange
Offer. No underwriter is being used in connection with the Exchange Offer.

                        THE EXCHANGE OFFER

Purpose of the Exchange Offer

      On June 16, 1998, the Company issued and delivered one security evidencing the Notes in definitive fully registered form in the principal amount of $14.5 million to or as directed by the Owner Trustee. The Old Notes were subsequently reoffered and resold to Qualified Institutional Buyers pursuant Rule 144A under the Securities Act and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act. In connection with the issuance and sale of the Old Notes, the Company entered into the Registration Rights Agreement with Lazard and the Owner Trustee, which obligated the Company to (i) file the Registration Statement of which this Prospectus is a part for the Exchange Offer within 60 days after the Issue Date,
(ii) use its reasonable best efforts to cause the Registration Statement to become effective within 150 days after the Issue Date and (iii) consummate the Exchange Offer within 180 days of the Issue Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder.

      Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991) and Warnaco, Inc. (available October 11,
1991), the Company believes that a holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act; provided, that (i) such Exchange Notes are acquired in the ordinary course of such holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in the distribution of such Exchange Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue a principal amount at maturity of Exchange Notes in exchange for an equal principal amount at maturity of outstanding Old Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Old Notes may only be tendered in integral multiples at maturity of $1,000. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

      The terms of the Exchange Notes and the Old Notes are substantially identical in all material respects, except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer of such Exchange Notes, and (ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Old Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. See "Description of Exchange Notes." The Exchange Notes will evidence the same indebtedness as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued such that the Exchange Notes and Old Notes will be treated as a single class of debt securities under the Indenture.

      As of the date of this Prospectus, $14.5 million aggregate principal amount at maturity of the Old Notes are outstanding.
This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the Old Notes.

      Holders of Old Notes do not have any appraisal or dissenters' rights under the DGCL or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

      Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and not withdrawn and will issue Exchange Notes in exchange therefor promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Company.

      In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount at maturity than the holder desires to exchange, such unaccepted or nonexchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

      Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

Expiration Date; Extension; Amendments

      The term "Expiration Date" shall mean 5:00 p.m., New York City time, on August 31, 1998 (31 days following the commencement of the Exchange Offer), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" will mean the latest date and time to which the Exchange Offer is extended.

      In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

      The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

      Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the Exchange Notes

      The Exchange Notes will bear interest from June 16, 1998 at the rate of 10 1/4% per annum, payable semi-annually in arrears, in cash, on June 15 and December 15 of each year, commencing December 15, 1998. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from June 16, 1998 until the date of the issuance of the Exchange Notes. Consequently, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on December 15, 1998 (the first interest payment date with respect to the Old Notes and the Exchange Notes) that they would have received had they not accepted the Exchange Offer.

Conditions

      Notwithstanding any other term of the Exchange Offer, the Company will not be required to exchange any Exchange Notes for any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if: (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which seeks to restrain or prohibit the Exchange Offer or, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer, (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule, order or regulation is interpreted, by any government or governmental authority which, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer, or (c) the Exchange Offer or the consummation thereof would otherwise violate or be prohibited by applicable law.

      If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes, or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If the Company's waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

      The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties. NO VOTE OF THE COMPANY'S SECURITYHOLDERS IS REQUIRED TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.

Procedures for Tendering

      Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must
(i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. See "Plan of Distribution."

      The tender of Old Notes by a holder as set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

      THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

      Any beneficial owner(s) whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangement to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      Signatures on a Letter of Transmittal or a notice of withdrawal (described below), as the case may be, must be guaranteed by an "eligible guarantor institution" (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution.

      If a person other than the registered holder of any Old Notes listed therein signs the Letter of Transmittal, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes, with the signature thereon guaranteed by an Eligible Institution. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

      The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes, and the Company's determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

      In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth above under "Conditions," to terminate the Exchange
Offer and, to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

      By tendering, each holder will represent to the Company that, among other things, (i) the Notes to be acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or that if it is an "affiliate," it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

      Within two business days after the date of this Prospectus, the Exchange Agent will make a request to establish an account with respect to the Old Notes at the book-entry transfer facility for the Old Notes, DTC, for purposes of the Exchange Offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received and confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

Guaranteed Delivery Procedures

      Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or
(iii) who cannot complete the procedures for book-entry transfer of Old Notes to the Exchange Agent's account with DTC prior to the Expiration Date, may effect a tender if:

      (a)  The tender is made through an Eligible Institution;

      (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by the Company (the "Notice of Guaranteed Delivery"), setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if possible) and the principal amount at maturity of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business trading days after the Expiration Date, (i) the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, or (ii) that book-entry transfer of such Old Notes into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent; and

      (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of book-entry transfer of the Old Notes into the Exchange Agent's account at DTC, are received by the Exchange Agent within three American Stock Exchange trading days after the Expiration Date.

      Upon request to the Exchange Agent, a Notice of Guaranteed
Delivery will be sent to holders who wish to tender their Old
Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

      Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

      To withdraw a tender of Old Notes in the Exchange
Offer, the Exchange Agent must receive at its address set forth herein a telegram, telex, facsimile transmission or letter indicating notice of withdrawal prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must
(i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such Old Notes), (iii) include a statement that such holder is withdrawing its election to have such Old Notes exchanged, (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accomplished by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (v) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC's procedures. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

Untendered Old Notes

      Holders of Old Notes whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer contained in the legend thereon. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company will have no further obligations to such holders, other than Lazard insofar as it holds Old Notes it obtained from the Company in the initial issuance or any holder that is not eligible to participate in the Exchange Offer or does not receive freely tradable Exchange Notes in the Exchange Offer, to provide for the registration under the Securities Act of the Old Notes held by them after the Expiration Date. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

Exchange Agent

      First Security Bank, National Association has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

      By mail, overnight courier or hand:

             First Security Bank, National Association
                       79 South Main Street
                    Salt Lake City, Utah 84111
               Attention: Corporate Trust Department
            (registered or certified mail recommended)
                      Telephone: 801/246-5630
                      Facsimile: 801/246-5053

      Delivery to an address other than as set forth above or transmission of instructions via facsimile to a number other than as set forth above will not constitute a valid delivery.

Fees and Expenses

      The Company will bear the expenses of soliciting tenders.
The principal solicitation is being made by mail; however, officers and regular employees of the Company and its affiliates may make additional solicitation by telegraph, facsimile transmission, telephone or in person.

      The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

      The Company will pay the cash expenses to be incurred in connection with the Exchange Offer. Such expenses include registration fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

      The Company will pay any and all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, satisfactory evidence of the payment of the amount of any such transfer taxes must be submitted with the Letter of Transmittal (whether imposed on the registered holder or any other person). Certificates representing Exchange Notes will not be issued to such persons until satisfactory evidence of the payment of such taxes, or an exemption therefrom, is submitted.

Consequences of Failure to Exchange

      Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Exchange Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registration Rights Agreement requires the Company to register the Exchange Notes in any jurisdiction requested by the holders, subject to certain limitations. To the extent the Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

Resale of the Exchange Notes

      Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) would not be able to rely on the interpretations of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. By executing the Letter of Transmittal, each holder of the Old Notes will represent that (i) it is not an affiliate of the Company or if such Holder is an "affiliate," that such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it had no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a

"Participating Broker-Dealer") who acquired the Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes.

Other

      Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

      Upon consummation of the Exchange Offer, holders who were not prohibited from participating in the Exchange Offer and who did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except (i) to a person whom the seller reasonably believes is a "Qualified Institutional Buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to the Company and, in each case, in accordance with all other applicable securities laws.

Accounting Treatment

      The Exchange Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, the Company will recognize no gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the remaining term of the Exchange Notes.

                RATIO OF EARNINGS TO FIXED CHARGES

      For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, extraordinary items and fixed charges (excluding capitalized interest) and "fixed charges" consist of interest (including capitalized interest) on all debt and that portion of rental expense that management believes to be representative of interest. Earnings were not sufficient to cover fixed charges as follows (in millions): for the three months ended March 31, 1998 and 1997, $80.6 and $105.7, respectively; for the years ended December 31, 1997 and 1996, $94.1 and $280.0, respectively; for the four months ended December 31, 1995, $32.3; for the eight months ended August 31, 1995, $338.3; for the year ended December 31, 1994, $435.0; for the two months ended December 31, 1993, $88.4; and for the ten months ended October 31, 1993, $364.7.

                          CAPITALIZATION

      The following table sets forth the consolidated cash and the capitalization of the Company as of March 31, 1998 and as adjusted to give effect to the issuance on April 21, 1998 of the April Notes, the issuance on June 16, 1998 of the Notes and the Equity Notes and the conversion into Common Stock of the April Equity Notes on July 7, 1998 and the Equity Notes on July 13, 1998. This information should be read in conjunction with the Consolidated Financial Statements incorporated by reference in this Prospectus.

                                                          March 31, 1998
                                                        -------------------
                                                                      As
                                                        Actual     Adjusted
                                                        ------     --------
                                                           (in millions)

Cash and cash equivalents(1) ...................       $346.1       $346.1
                                                       ======       ======

Long-term debt and capital
 lease obligations (net of unamortized
 discounts and including current maturities,
   as applicable):(2)
 10 1/4% Senior Secured Notes due 2003 .........         --           14.5
 11 3/8% Senior Secured Notes due 2003 .........         --           43.2
 11 3/8% Senior Notes due 2006 .................        150.0        150.0
 9.80% Airline Receivable Asset
   Backed Notes, Series 1997 ...................        100.0        100.0
 11 1/2% Senior Secured Notes due 2004 .........        138.4        138.4
 12% Senior Secured Notes due 2002 .............         43.5         43.5
 8% IAM Backpay Notes. .........................         13.7         13.7
 PBGC Notes. ...................................        117.1        117.1
 Various secured notes, 4.0% to 12.4%,
   due 1997-2001 ...............................         36.7         36.7
 Installment Purchase Agreements,
   10.00% to 10.53%, due 2002-2003 .............        115.3        115.3
 Boeing Co. 757 Purchase Agreements,
   11.85% to 12.38%, due 2015 ..................        147.9        147.9
 IRS Deferral Note .............................          4.8          4.8
 Predelivery Financing Agreement ...............          6.4          6.4
 Worldspan Note                                          31.2         31.2
 Capital lease obligations .....................        211.1        211.1
                                                       ------        -----
   Total long-term debt and
     and capital lease obligations .............      1,116.1      1,173.8
                                                       ------        -----


Stockholders' equity:
  Preferred Stock, $0.01 par value;
    137,500,000 shares authorized:
  8% Preferred Stock, 4,025,000 shares
    authorized; 3,869,000 shares issued
    and  outstanding and as adjusted ...........         --            --
  9 1/4% Preferred Stock, 1,725,000
    shares authorized;
    1,725,000 shares issued and
    outstanding and as adjusted ................         --            --
  Employee Preferred Stock, $0.01 par value;
    6,959,860 shares authorized;
    6,020,145 shares issued and
    outstanding and as adjusted (3) .............         0.1          0.1
  Common Stock, $0.01 par value;
    150,000,000 shares authorized; 51,946,129
    shares issued and outstanding; 56,462,755
    shares issued and outstanding, as
    adjusted(4) ................................          0.5          0.5
   Additional paid-in capital ..................        687.8        731.2

   Accumulated deficit .........................       (481.3)      (481.3)
                                                     ---------    --------
      Total stockholders' equity ...............        207.1        250.6
                                                     ---------    --------
      Total capitalization .....................     $1,323.2     $1,424.4
                                                     ========     ========

     -----------------------

(1) Includes cash and cash equivalents held in the Company's international operations and by its subsidiaries that, based upon foreign monetary regulations and other factors, might not be immediately available to the Company.

(2) Current maturities of long-term debt and capital lease obligations at March 31, 1998 were $49.2 million and $36.6 million, respectively.

(3)  Composed of 3,191,759 shares of the Company's IAM
     Preferred Stock, 962,892 shares of the Company's IFFA
     Preferred Stock, and 1,865,494 shares of the Company's
     ALPA Preferred Stock distributed and allocated to employees through employee stock ownership plans for the benefit of employees represented by IAM and ALPA
     (collectively, the "Employee Preferred Stock").

(4)  As adjusted column includes 3,290,901 shares of Common
     Stock issued upon conversion of the April Equity Notes and 1,225,719 shares of Common Stock issued upon conversion of the Equity Notes. Actual and as adjusted columns do not include approximately (i) approximately 10.9 million shares of Common Stock initially reserved for issuance upon conversion of the 9 1/4% Cumulative Convertible Exchangeable Preferred Stock, (ii) approximately 6.3 million shares of Common Stock reserved for issuance upon exercise of warrants issued in connection with the March 1997 offering of the Company's 50,000 Units, each consisting of (x) one 12% Senior Secured Note due 2002, in the principal amount of $1,000, and (y) one Redeemable Warrant to purchase 126.26 shares of Common Stock at an exercise price of approximately $7.92 per share, (iii) approximately 9.5 million shares of Common Stock reserved for issuance upon conversion of the 8% Cumulative Convertible Exchangeable Preferred Stock, (iv) approximately 3.7 million shares of Common Stock that may be issued upon exercise of outstanding stock options granted to officers and employees of the Company under the Key Employee Stock Incentive Plan at prices ranging from $4.64 to $18.37 per share and Common Stock issuable upon the exercise of warrants, and (v) shares of Common Stock that may be granted or sold at a discount to employees under the ESIP. See "Risk Factors--Risk Factors Related to the Company--Corporate Governance Provisions; Special Voting Arrangements" above and "Business--Employees" in the 1997 10-K and the 10-Q.

               SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated financial and operating data presented below relates to periods in the three months ended March 31, 1998 and 1997, the years ended December 31, 1997 and 1996, the four months ended December 31, 1995, the eight months ended August 31, 1995, the year ended December 31, 1994, the two months ended December 31, 1993 and the ten months ended October 31, 1993. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements in the 1997 10-K and the 10-Q. The consolidated financial data for the above periods other than the three months ended March 31, 1998 and 1997 was derived from the audited consolidated financial statements of the Company. Certain amounts have been reclassified to conform with presentations adopted in 1997.

      During the period from 1992 through 1995, TWA underwent two separate Chapter 11 reorganizations, the first in 1992-93 and the second in 1995. In connection with the '95 Reorganization, TWA has applied fresh start reporting in accordance with SOP 90-7, which has resulted in the creation of a new reporting entity for accounting purposes and the Company's assets and liabilities being adjusted to reflect fair values on the '95 Effective Date. A description of the adjustments to the financial statements arising from the consummation of the '95 Reorganization and the application of fresh start reporting is contained in Note 19 to the Consolidated Financial Statements in the 1997 10-K. For accounting purposes, the '95 Effective Date is deemed to be September 1, 1995. Because of the application of fresh start reporting, the financial statements for periods after the '95 Reorganization are not comparable in all respects to the financial statements for periods prior to the reorganization. Similarly, the Consolidated Financial Statements for the periods prior to the '93 Reorganization are not consistent with periods subsequent to the '93 Reorganization. Accordingly, a vertical black line separates these periods. Preferred stock dividend requirements and earnings per share of the predecessor companies have not been presented as these amounts are not meaningful.



                                                            Reorganized Company
                                   -------------------------------------------------------------------
                                                                                           Four Months
                                    Three Months Ended               Year Ended              Ended
                                         March 31,                   December 31,          December 31,
                                   --------------------          -------------------
                                   1998            1997          1997           1996          1995
                                   ----            ----          ----           ----          ----
                                          (Dollars in thousands, except per share amounts)
Statement of Operations
Data:
Operating revenues ........   $   765,389    $   762,306    $ 3,327,952    $ 3,554,407    $ 1,098,474
Operating income
  (loss)(1) ...............       (68,707)       (99,486)       (29,260)      (198,527)        10,446
Loss before income taxes
  and extraordinary
  items(2) ................       (79,558)      (105,193)       (89,335)      (274,577)       (32,268)
Provision (credit) for
  income taxes ............       (25,418)       (35,161)           527            450          1,370
Loss before
  extraordinary items .....       (54,140)       (70,032)       (89,862)      (275,027)       (33,638)
Extraordinary items, net of
  income taxes(3) .........        (1,380)        (1,532)       (20,973)        (9,788)         3,500
Net income (loss) .........       (55,520)       (71,564)      (110,835)      (284,815)       (30,138)
Ratio of earnings to fixed
  charges(4) ..............          --             --             --             --             --
Per share amounts(5):
Loss before
  extraordinary
  items ...................   $     (1.04)   $     (1.51)   $     (1.98)   $     (6.60)   $     (1.15)
Net loss ..................         (1.06)         (1.54)         (2.37)         (7.27)         (1.05)



                                                                              Prior
                                                                           Predecessor
                                         Predecessor Company                 Company
                              ----------------------------------------     -----------
                              Eight Months                  Two Months     Ten Months
                                 Ended      Year Ended        Ended          Ended
                               August 31,   December 31,   December 31,    October 31,

                                  1995          1994           1993           1993
                                  ----          ----           ----           ----
                                  (Dollars in thousands, except per share amounts)
Statement of Operations
Data:
Operating revenues ........    2,218,355    $ 3,407,702    $   520,821    $ 2,633,937
Operating income
  (loss)(1) ...............       14,642       (279,494)       (58,251)      (225,729)
Loss before income taxes
  and extraordinary
  items(2) ................     (338,309)      (432,869)       (88,140)      (362,620)
Provision (credit) for
  income taxes ............          (96)           960           (248)         1,312
Loss before
  extraordinary items .....     (338,213)      (433,829)       (87,892)      (363,932)
Extraordinary items, net of
  income taxes(3) .........      140,898         (2,005)          --        1,075,581
Net income (loss) .........     (197,315)      (435,834)       (87,892)       711,649
Ratio of earnings to fixed
  charges(4) ..............         --             --             --             --
Per share amounts(5):
Loss before
  extraordinary
  items ...................
Net loss ..................


                                                      Reorganized Company                         Predecessor Company
                                     -----------------------------------------------------     -------------------------
                                     March 31,                                   December 31,
                                                       ----------------------------------------------------------------
                                       1998            1997           1996           1995           1994           1993
                                       ----            ----           ----           ----           ----           ----
Selected Balance Sheet Data:
Cash and cash equivalents(6) ...   $  346,134    $     237,765    $  181,586     $  304,340    $   138,531    $  187,717
Current assets .................      860,591          632,957       625,745        737,301        603,806       728,303
Net working capital (deficiency)     (211,471)        (303,988)     (336,416)       (81,913)    (1,238,216)     (106,703)
Flight equipment, net ..........      594,399          626,382       472,495        455,434        508,625       660,797
Total property and equipment,
  net ..........................      706,718          741,765       614,207        600,066        693,045       886,116
Intangible assets, net .........    1,103,034        1,118,864     1,184,786      1,275,995        921,659     1,024,846
Total assets ...................    2,974,701        2,773,848     2,681,939      2,868,211      2,512,435     2,958,862
Current maturities of long-term
  debt and capital leases(7) ...       85,779           88,460       134,948        110,401      1,149,739       108,345
Long-term debt, less current
  maturities(7) ................      855,771          736,540       608,485        764,031           --       1,053,644
Long-term obligations under
  capital leases, less current
  maturities ...................      174,520          182,922       220,790        259,630        339,895       376,646
Shareholders' equity
  (deficiency)(8) ..............      207,151          268,284       238,105        302,855       (417,476)       18,358


--------------------------------------

(1)  Includes special charges of $85.9 million in 1996, $1.7 million in the eight months ended August 31, 1995 and $138.8 million in 1994. For a discussion of these and other non-recurring items, see Note 16 to the Consolidated
     Financial Statements in the 1997 10-K.

(2) The eight months ended August 31, 1995 includes charges of $242.2 million related to reorganization items. The ten months ended October 31, 1993 includes a charge of $342.4 million related to the settlement of pension obligations and income of $268.1 million related to reorganization items.

(3) The extraordinary items in 1997 and 1996 are the result of the early extinguishment of certain debt. The extraordinary item in the four months ended December 31, 1995 was the result of the settlement of a debt of a subsidiary, while the extraordinary item in the eight months ended August 31, 1995 represents the gain on the discharge of indebtedness pursuant to the consummation of the '95 Reorganization. The extraordinary item in 1994 represents the charge for a prepayment premium related to the sale and lease back of four McDonnell Douglas MD-80 aircraft. The extraordinary item in 1993 represents the gain on discharge of indebtedness pursuant to the consummation of the '93 Reorganization.

(4) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, extraordinary items and fixed charges (excluding capitalized interest) and "fixed charges" consist of interest (including capitalized interest) on all debt and that portion of rental expense that management believes to be representative of interest. Earnings were not sufficient to cover fixed charges as follows (in millions): for the three months ended March 31, 1998 and 1997, $80.6 and $105.7, respectively; for the years ended December 31, 1997 and 1996, $94.1 and $280.0, respectively; for the four months ended December 31, 1995, $32.3; for the eight months ended August 31, 1995, $338.3; for the year ended December 31, 1994, $435.0; for the two months ended December 31, 1993, $88.4; and for the ten months ended October 31, 1993, $364.7.

(5) No effect has been given to stock options, warrants, convertible preferred stock or potential issuances of additional Employee Preferred Stock as the impact would have been anti-dilutive.

(6) Includes cash and cash equivalents held in international operations and by subsidiaries which, based upon foreign monetary regulations and other factors, might not be immediately available to the Company.

(7) Long-term debt in 1994 was reclassified to current maturities as a result of certain alleged defaults and payment defaults.

(8) No dividends were paid on the Company's outstanding common stock during the periods presented above.

                       DESCRIPTION OF NOTES

      The Company issued the Old Notes and will issue the Exchange Notes under the Indenture dated as of the Issue Date by and between the Company and First Security Bank, National Association, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement. The Notes are entitled to the benefits of and are subject to those terms set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. Copies of the Indenture can be obtained from the Company upon request. The following description of material provisions of the Notes, the Indenture, the Registration Rights Agreement and the Collateral Documents is intended as a summary only and is qualified by reference to those documents, including the definitions in those documents of certain terms. Whenever particular articles, sections or defined terms of the Notes, the Indenture, the Registration Rights Agreement or the Collateral Documents are referred to, it is intended that those articles, sections or defined terms are to be incorporated herein by reference. See "--Certain Definitions" for definitions of certain capitalized terms used herein.

General

      The Notes will represent senior secured obligations of the Company and will rank pari passu in right of payment with other senior obligations of the Company. None of the Company's outstanding indebtedness is senior to the Notes. As of March 31, 1998, after giving effect to the issuance of the Notes, the Equity Notes and the April Notes and the conversion of the April Equity Notes and the Equity Notes, the aggregate principal amount of the Company's total outstanding indebtedness, including accrued interest, would have been approximately $1,235.6 million. While unsecured indebtedness ranks pari passu with the Notes in right of payment, the holders of the Notes may, to the exclusion of unsecured creditors, seek recourse against the Collateral as security for the Notes unless and until the Notes are satisfied in full. See "--Collateral" and "--Certain Bankruptcy Issues."

      The Notes are issued only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. Holders will not be charged for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transaction.

Principal, Maturity and Interest

      The Notes will be limited to $14.5 million of principal in the aggregate and will mature on June 15, 2003. The Notes will bear interest at the annual rate of 10 1/4% (subject to possible increases as described herein) from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on June 15 and December 15 of each year, commencing on December 15, 1998, to the person in whose name the Note is registered at the close of business on the preceding June 1 and December 1, as the case may be. Interest and Special Interest, if any, will be payable to the holders of record as they appear on the register of the Company kept by the registrar on such record dates. Interest and Special Interest, if any, will be computed on the basis of a 360-day year of twelve 30-day months. The Notes will be subject to a sinking fund as set forth under "--Redemptions--Sinking Fund." Principal of, interest on, and Special Interest, if any, with respect to the Notes will be payable, and the transfer of the Notes will be registrable, at the office or agency of the Company maintained for such purposes. In addition, payment of interest and Special Interest, if any, may, at the option of the Company, be made by check mailed to the address of the person entitled thereto as it appears in the register of the holders of Notes; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in New York City if such payee owns at least $250,000 in aggregate principal amount of certificated Notes and elects payment by wire transfer by giving written notice to the Company and the Trustee to such effect designating such account no later than ten days immediately preceding the relevant due date for payment (or such other date as the Company and the Trustee may accept in their discretion). The Trustee will initially act as paying agent and registrar for the Notes. The Company may change the paying agent and registrar in accordance with the Indenture.

Redemptions

      Redemption. Except as set forth under "--Sinking Fund,"
"--Repurchase of Notes Upon a Change in Control" and
"--Collateral--Use of Collateral; Total Loss; Release and
Termination of Lien," the Company will not be required to repurchase or make mandatory redemption payments with respect to the Notes, and the Notes will not at any time be redeemable at the option of the Company.

      Sinking Fund. The Company shall, until all the Notes are paid or payment thereof has been provided for, deposit, at least one Business Day (as defined herein) prior to each of June 15, 2001 and June 15, 2002 (each such date being hereinafter referred to as a "Mandatory Redemption Date") an amount in cash sufficient to redeem an aggregate principal amount of Notes (the "Mandatory Redemption Amount") equal to $920,000 (or, if the aggregate principal amount of Notes outstanding on any such redemption date is less than the principal amount required to be redeemed on such date, then the aggregate principal amount of Notes outstanding shall be redeemed), at a redemption price equal to 100% plus accrued and unpaid interest and Special Interest, if any, to the Mandatory Redemption Date.

      At its option the Company may reduce or eliminate its obligation to pay any Mandatory Redemption Amount in cash by delivering to the Trustee at least 45 days before the Mandatory Redemption Date (i) Notes that have been acquired by the Company in open market purchases (and, for avoidance of doubt, not acquired by way of any redemption or Offer to Purchase under the Indenture) and have not been called for redemption pursuant to the Indenture, together with (ii) an Officers' Certificate (as defined in the Indenture) directing the Trustee to cancel the Notes and stating the election of the Company to have credited against such Mandatory Redemption Amount a specified principal amount of Notes so delivered. All Notes made the basis of a credit against a Mandatory Redemption Amount shall be credited at 100% of their principal amount. Although the Company may obtain credit against any Mandatory Redemption Amount in advance of the related Mandatory Redemption Date, any such credit will be applied against Mandatory Redemption Amounts in the order in which they become due.

      The obligation of the Company to make mandatory redemption payments with respect to the Notes shall be automatically terminated in the event that the Aircraft is sold in accordance with the applicable provisions under "-- Collateral--Use of Collateral; Total Loss; Release and Termination of Lien" below, or is the subject of a Total Loss; provided, that the Company has complied in full with the applicable provisions under "--Collateral--Use of Collateral; Total Loss; Release and Termination of Lien" below, with respect to such sale or Total Loss, as the case may be. The effective date of any such termination shall be the Payment Date with respect to the related Offer to Purchase (so long as the Company does not default in the payment of the purchase price with respect to such Offer to Purchase); provided, however, that such termination shall not apply to any Mandatory Redemption Amount for which a notice of redemption has been given on or prior to such effective date.

Repurchase of Notes Upon a Change in Control

      The Company must commence, within 30 days of the occurrence of a Change in Control, and consummate an Offer to Purchase all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof on the relevant Payment Date, plus accrued and unpaid interest and Special Interest, if any, to the Payment Date.

      There can be no assurance that the Company will have sufficient funds available at the time of any Change in Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities or agreements of the Company which might be outstanding at the time).

      Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change in Control or require such indebtedness to be purchased upon a Change in Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change in Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change in Control may be limited by the Company's then existing financial resources. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change in Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

      One of the events that constitutes a Change in Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (the law governing the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elect to require the Company to repurchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

      The Company could, in the future, enter into certain significant transactions that would not constitute a Change in Control with respect to the Change in Control purchase feature of the Notes. The Change in Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of, to management's knowledge, any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, nor is it part of a plan by management to adopt a series of anti-takeover provisions.

      The right to require the repurchase of Notes shall terminate after a discharge of the Company from its obligations under the Notes and the Indenture in accordance therewith. Repurchase of the Notes may, under certain circumstances, constitute a default or event of default under senior indebtedness then outstanding and, in such instances, repurchase of the Notes would be prohibited unless and until such default has been cured or waived. The failure to repurchase the Notes in such instance would constitute an Event of Default (as defined in the Indenture). See "--Events of Default."

Merger, Sale or Consolidation

      Without limitation of the provisions of the Indenture described above regarding a Change in Control, the Company may merge, consolidate or transfer all or substantially all of its properties and assets and the Company may permit any person to consolidate with or merge into the Company, or transfer or lease all or substantially all of its properties and assets to the Company; provided that, among other things, (a) the successor person is the Company or another corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia that expressly assumes the Company's obligations on the Notes and under the Indenture and the other Operative Documents (as defined herein) and (b) immediately before and immediately after giving effect to such transaction, no Default (as defined in the Indenture) or Event of Default shall have occurred and be continuing.

      Upon any permitted consolidation, merger or conveyance or transfer of the properties and assets of all or substantially all of the assets of the Company, the surviving or acquiring entity, as the case may be (if other than the Company), shall succeed to, and be substituted for, the Company under the Indenture, the Notes and the other Operative Documents, but the predecessor Company in the case of a conveyance or transfer shall not be released from the obligation to pay the principal of, interest on, and Special Interest, if any, with respect to, the Notes.

Exchange Offer; Registration Rights

      Pursuant to the Registration Rights Agreement made and entered into as of the Issue Date (the "Registration Rights Agreement") by and among the Company, the Owner Trustee and Lazard, upon the effectiveness of the Registration Statement, the Company will offer the Exchange Notes in exchange for surrender of the Notes. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is first mailed to the holders of the Notes. For each Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Under existing Commission interpretations, the Exchange Notes would be freely transferable by holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided, however, that Participating Broker-Dealers receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with this Prospectus. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes.

      A Holder of Old Notes (other than certain specified holders) who wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the date of the Registration Rights Agreement, or if the Owner Trustee or Lazard so requests with respect to Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, or if any holder of Notes is not eligible to participate in the Exchange Offer or does not receive freely tradable Exchange Notes in the Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file the Shelf Registration Statement covering resales of the Notes or the Exchange Notes, as the case may be, (b) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years from the date of original issuance of the Notes or such shorter period that will terminate when Notes covered by the Shelf Registration Statement have been sold pursuant thereto or can be sold pursuant to Rule 144(k) under the Securities Act, or any successor provision thereof. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the Exchange Notes, as the case may be. A holder selling such Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

      If (i) on or prior to 180 days after the original issuance of the Old Notes, neither the Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; (ii) notwithstanding the filing of the Registration Statement or the effectiveness thereof or the consummation of the Exchange Offer, by the later of (x) 60 days after the date of original issuance of the Old Notes and (y) 30 days after a request made by Lazard or certain other holders of Old Notes pursuant to the Registration Rights Agreement that the Company file a Shelf Registration Statement, a Shelf Registration Statement has not been filed with the Commission or such Shelf Registration Statement has not been declared effective by the Commission within 150 days after any such request; or (iii) after either the Registration Statement or the Shelf Registration Statement is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iii), a "Registration Default," and each period during which a Registration Default has occurred and is continuing, a "Registration Default Period"), then special interest ("Special Interest") on the Old Notes and the Exchange Notes will accrue at a per annum rate of 0.50% for the first 90 days of the Registration Default Period, at a per annum rate of 1.0% for the second 90 days of the Registration Default Period, at a per annum rate of 1.50% thereafter for the remaining portion of the Registration Default Period. From and including the date on which all Registration Defaults have been cured, the accrual of Special Interest will cease. Special Interest is payable in addition to any other interest payable from time to time pursuant to the terms of the Old Notes and the Exchange Notes.

      A Registration Default shall be deemed not to have occurred and be continuing in relation to a Shelf Registration Statement or the related prospectus if (i) such Registration Default has occurred solely as a result of (x) the filing of a post-effective amendment to such Shelf Registration Statement to incorporate annual audited or, if required by the rules and regulations under the Securities Act, quarterly unaudited financial information with respect to the Company where such post-effective amendment is not yet effective and needs to be declared effective to permit holders of the Notes to use the related prospectus or (y) other material events or developments with respect to the Company that would need to be described in such Shelf Registration Statement or the related prospectus and (ii) in the case of clause (y), the Company is proceeding promptly and in good faith to amend or supplement such Shelf Registration Statement and related prospectus to describe such events; provided, however, that in no event shall the Company be required to disclose the business purpose for such suspension if the Company determines in good faith that such business purpose must remain confidential; provided further, however, that in any case if such Registration Default occurs for a continuous period in excess of 45 days, Special Interest shall be payable in accordance with the above paragraph from the day following such 45-day period until the date on which such Registration Default is cured.

      If the Company effects the Exchange Offer contemplated hereby, it will be entitled (subject to applicable law) to consummate the Exchange Offer 20 business days after the commencement thereof provided that it has accepted all Notes theretofore validly tendered in accordance with the terms of the Exchange Offer.

Listing of Notes on the American Stock Exchange

      The Company has agreed to use its reasonable best efforts to list the Notes on the American Stock Exchange or on such other stock exchange or market as the Common Stock is then principally traded no later than the earliest to occur of (i) the effectiveness of the Registration Statement and (ii) the effectiveness of the initial Shelf Registration Statement; provided that such Notes meet the minimum requirements for listing on any such exchange or market, and, if applicable, to use its reasonable best efforts to maintain such listing for so long as any of the Notes are outstanding.

Events of Default

      The following shall constitute "Events of Default" with respect to the Notes: (i) failure to pay the principal of or Offer to Purchase repurchase amount, if any, with respect to, any Note when such amounts become due and payable at maturity, upon acceleration, redemption or otherwise; (ii) failure to pay interest or Special Interest on the Notes when due, where such failure continues for a 30-day period; (iii) the failure by the Company to comply with its obligations under "--Redemptions--Sinking Fund" or "--Merger, Sale or Consolidation" above or to observe or perform certain other covenants or agreements in the Indenture or the Collateral Documents or the discontinuance or agreement to discontinue substantially all of the Company's commercial airline operations;
(iv) any of the Operative Documents cease, without the consent of the Trustee, to be in full force and effect; (v) any representation or warranty of the Company in the Indenture or any of the Collateral Documents shall prove to have been untrue in any material respect when made and such default continues for the period and after the notice specified below, or a default in any material respect in the observance or performance of any other covenant or agreement of the Company in the Notes, the Indenture or any of the Collateral Documents, in each case that continues for the period and after the notice specified below; (vi) a default or event of default shall have occurred and be continuing under any other evidence of indebtedness of the Company or any Significant Subsidiary (as defined in Commission Regulation S-X) of the Company in excess of $10.0 million in principal amount, whether such indebtedness now exists or is created hereafter, which default or event of default results in the acceleration of such indebtedness or the failure to pay such indebtedness at maturity; (vii) any final judgment or judgments for payment of money in excess of $10.0 million in the aggregate shall be rendered against the Company or any of its Significant Subsidiaries and shall remain unstayed, unsatisfied and undischarged for the period and after the notice specified below; and (viii) certain events of bankruptcy, insolvency or reorganization involving the Company or any of its Significant Subsidiaries. The Company is required to deliver to the Trustee within 120 days after the end of each fiscal year of the Company an officer's certificate stating whether or not the signatories know of any default by the Company under the Indenture and the Notes and, if any default exists, describing such default.

      A default under clause (v), (vi) or (vii) above is not an Event of Default until the Trustee notifies the Company or the holders of at least 25% in principal amount of the then outstanding Notes notify the Company and the Trustee of the default and the Company does not cure the default within 60 days with respect to clauses (v) or (vii), or within 30 days with respect to clause (vi) after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default."

      In case an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries) shall have occurred and be continuing, the Trustee, by notice to the Company, or the holders of 25% or more of the principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of the Notes, plus accrued and unpaid interest and Special Interest, if any, to be immediately due and payable. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries shall occur, such amounts shall be due and payable without any declaration or other act on the part of the Trustee or the holders of the Notes. Such declaration of acceleration may be rescinded and past defaults may be waived by the holders of a majority of the principal amount of the Notes then outstanding upon conditions provided in the Indenture, except a default in the payment of principal, or interest on, or Special Interest, if any, with respect to any Note cannot be waived or amended without payment of the amount then due otherwise than for the acceleration. Except to enforce the right to receive payment when due of principal, interest, and Special Interest, if any, no holder of a Note may institute any proceeding with respect to the Indenture or the Notes or for any remedy thereunder unless such holder has previously given to the Trustee written notice of a continuing Event of Default and unless the holders of 25% or more of the principal amount of the Notes then outstanding have requested the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against loss, liability and expense to be thereby incurred, the Trustee has failed so to act for 60 days after receipt of the same and during such 60-day period the holders of a majority of the principal amount of the Notes then outstanding have not given the Trustee a direction inconsistent with the request. Subject to certain restrictions, the holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Collateral or otherwise or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of any holder of a Note or that would involve the Trustee in personal liability, and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Modifications and Waivers of the Indenture

      Supplemental indentures modifying or amending the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holders of each Note affected thereby, (a) change the fixed maturity of any Note, reduce the rate or extend the time of payment of interest on, or Special Interest, if any, with respect to, any Note, reduce the principal amount or Special Interest, if any, with respect to (in each case, whether on redemption, repurchase or otherwise), any Note, change the time at which any Note may or must be redeemed as described under "--Redemptions" above, impair the right of a holder to institute suit for payment thereof, or change the place of payment of the Notes, or the currency in which the Notes are payable or (b) reduce the percentage of Notes, the consent of the holders of which is required for any modification or waiver. Without the consent of any holders of the Notes, the Company and the Trustee may amend or supplement the Notes, the Indenture or any Collateral Document to (i) provide for uncertificated Notes in addition to or in place of certificated Notes, (ii) provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation or transfer of all or substantially all of the Company's assets, (iii) comply with the TIA or (iv) cure any ambiguity, defect or inconsistency, or make any other change, in each case provided that such action does not materially adversely affect the interests of the holders of the Notes.

      The holders of a majority in aggregate principal amount of outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, interest or Special Interest, if any, or default with respect to certain covenants under the Indenture.

      The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After the amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and
Stockholders

      No past, present or future director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability.

Satisfaction and Discharge of the Indenture

      The Indenture provides that the Company may terminate its obligations under the Indenture and obtain the release of the Collateral at any time by delivering all outstanding Notes to the Trustee for cancellation and paying all sums required to be paid pursuant to the terms of the Indenture. In addition, the Company will be permitted to terminate all of its obligations under the Indenture and obtain the release of the Collateral by irrevocably depositing with the Trustee money or U.S. government obligations sufficient to pay principal of, interest and Special Interest, if any, with respect to the Notes to maturity or redemption and all other sums payable pursuant to the terms of the Indenture, after complying with certain other procedures set forth in the Indenture.

Transfer and Exchange

      A holder may transfer or exchange the Notes in accordance with the Indenture. The Company may require a holder to, among other things, furnish appropriate endorsements and transfer documents and pay any taxes and fees required by law or permitted by the Indenture.

      The registered holder of a Note may be treated as the owner of it for all purposes.

Delivery and Form

      The Notes are issued in registered form.

Reports

      As soon as practicable after it files with the Commission, the Company shall deliver to the Trustee and to each holder of a Note, at the address as set forth in the register of the Company with respect thereto, copies of the annual reports, quarterly reports and the information, documents and other reports with the Company furnished by it to its stockholders generally.

      Concurrently with the reports delivered pursuant to the preceding paragraph, the Company is required to furnish the Trustee an officer's certificate to the effect that such officer has conducted or supervised a review of the activities of the Company and of performance under the Indenture and that, to the knowledge of such officer, based on such review, the Company has fulfilled all of its obligations under the Indenture or, if there has been a default, specifying each default known to him, its nature and status.

Concerning the Trustee

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as described in the TIA, it must eliminate such conflict or resign. The Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee or otherwise distributable to holders of Notes (except money, securities or property held in trust to pay principal and/or interest and Special Interest, if any, on particular Notes) to secure the Company's payment and indemnity obligations to the Trustee (as trustee under the Indenture and under the Security Agreement (defined below)).

Governing Law

      The Indenture provides that it and the Notes will be governed by the laws of the State of New York without regard to principles of conflict of laws.

Collateral

      Pursuant to an Aircraft Mortgage and Security Agreement between the Company and the Trustee (the "Security Agreement") and the Mortgage Supplement referred to therein (the "Mortgage Supplement"; the Security Agreement and the Mortgage Supplement being referred to herein collectively as the "Collateral Documents"), the indebtedness evidenced by the Notes will be secured by a lien on (among other related collateral) (i) the Pledged Airframe (as defined below) and (ii) the Pledged Engines (as defined below). The Pledged Airframe and the Pledged Engines are currently leased to the Company, which lease will be terminated on the Issue Date. The Pledged Airframe, the Pledged Engines and the other collateral under the Collateral Documents are sometimes referred to herein collectively as the "Collateral."

      Airframe

      The term "Pledged Airframe" refers to the Boeing 767-231 ETOPS airframe, together with any part, spare part, appliance, accessory, appurtenance, instrument, furnishing, seat or other item of equipment (other than complete engines) installed in or attached to this airframe or removed therefrom but remaining subject to the liens created by the Collateral Documents. The Pledged Airframe was manufactured in 1983.

      Engines

      The term "Pledged Engines" refers to the two Pratt & Whitney JT9D-7R4D engines associated with the Pledged Airframe or any other engines that the Trustee and the Company agree will be substituted therefor pursuant to the Security Agreement, together with any part, spare part, appliance, accessory, appurtenance, instrument, furnishing, seat or other item of equipment installed in or attached to the engines or removed therefrom but remaining subject to the liens created by the Collateral Documents.

      Use of Collateral; Total Loss; Release and Termination of Lien

      The Indenture and the Collateral Documents provide, among other things, that the Company may (i) use and deal with the Collateral in any manner consistent with the Company's ordinary course of business and (ii) unless an Event of Default has occurred and is continuing, cause certain Collateral to be leased or subleased in accordance with the applicable Collateral Documents.

      Upon the payment in full of all amounts outstanding under the Notes and the Indenture, the liens created by the Collateral
Documents will terminate.

      In addition, such Indenture and Collateral Documents permit the sale of the Aircraft for cash or any other consideration acceptable to the Company at any time; provided that upon such a sale, the Company will be required to commence an Offer to Purchase Notes in an amount (the "Sale OTP Amount") equal to the aggregate principal amount of Notes outstanding on the date of commencement of such Offer to Purchase, at a purchase price (expressed as a percentage of principal amount of the Notes) equal to (a) 102%, if such Offer to Purchase is commenced prior to the first anniversary of the Issue Date, or (b) 101%, if such Offer to Purchase is commenced on or after the first anniversary of the Issue Date, plus, in either case, accrued and unpaid interest and Special Interest, if any, on such Notes to and including the Payment Date. At least 15 days prior to the date of the commencement of the Offer to Purchase, the Company shall give the Trustee notice of such pending sale and, on or prior to the date of such sale, shall have deposited with the Trustee the purchase price with respect to the Offer to Purchase. Such purchase price shall remain on deposit with the Trustee until the payment of such purchase price on the applicable Payment Date with respect to the Offer to Purchase. As of the day immediately following the Payment Date with respect to the Offer to Purchase, the interest rate borne by any then outstanding Notes will automatically increase by 1.50% per annum, and the Trustee shall release from the liens created by the Collateral Documents all right, title and interest of the Trustee in and to the Collateral. Such increase shall be in addition to Special Interest, if any, then accruing with respect to the Notes, which Special Interest shall continue to accrue in accordance with the provisions of the Notes.

      In the event that there shall occur a Total Loss with respect to the Aircraft, the Company will be required to make an Offer to Purchase Notes in an aggregate principal amount (the "Total Loss OTP Amount") equal to the aggregate principal amount of Notes outstanding on the date such Offer to Purchase is required to be commenced hereunder, at a purchase price equal to 100% of the aggregate principal amount of Notes to be purchased, plus accrued and unpaid interest and Special Interest, if any, on such Notes, to and including the date of purchase. The Company shall commence the Offer to Purchase within 30 days after the date of any such Total Loss.

      At its option the Company may reduce or eliminate its obligation to pay any Sale OTP Amount or Total Loss OTP Amount in cash by delivering to the Trustee at least 15 days before the date of commencement of the related Offer to Purchase (i) Notes that have been acquired by the Company in open market purchases (and, for avoidance of doubt, not acquired by way of any redemption or Offer to Purchase under the Indenture) and have not been called for redemption pursuant to the Indenture, together with (ii) an Officers' Certificate directing the Trustee to cancel the Notes and stating the election of the Company to have credited against such Sale OTP Amount or Total Loss OTP Amount, as the case may be, a specified principal amount of Notes so delivered. All Notes made the basis of a credit against a Sale OTP Amount or Total Loss OTP Amount shall be credited at 100% of their principal amount. In case of the failure of the Company to deliver such Officers' Certificate, the Sale OTP Amount or Total Loss OTP Amount, as the case may be, due on the payment date therefor shall be paid entirely in cash without the option to reduce the Company's obligation to make such payment as described above.

      Under the terms of the Indenture and the Collateral Documents, the Trustee, acting upon instructions from holders of at least 66 2/3% in aggregate principal amount of Notes then outstanding, will determine the circumstances under and the manner in which the Collateral may be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the liens created by the Collateral Documents other than in accordance with the terms thereof and of the Indenture. The holders of at least a majority in aggregate principal amount of the Notes then outstanding may determine whether and under what circumstances to foreclose on the Collateral. Upon any foreclosure, cash or other property realized by the Trustee will be applied first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Collateral Documents and the Indenture, and thereafter for the equal and ratable benefit of the holders pro rata to the aggregate principal amounts of Notes held by such holders. In connection with any release of Collateral, the Trustee shall determine whether the Trustee has received all documentation required by Section 314 of the TIA (to the extent applicable) to permit such release.

Filing and Perfection Requirements for Collateral

      The security interest in the Collateral was required to be, and was duly perfected generally in accordance with applicable federal, state and local laws.

Restriction on Liens

      The Indenture and the Security Agreement require that the Collateral be maintained free of any liens, other than the liens created by the Security Agreement, any second priority lien created to secure the Equity Notes pursuant to the Equity Notes Documents (as defined), liens for taxes either not yet due and payable, liens for taxes due but whose validity is being contested in good faith by the Company, materialmen's, mechanics' or other similar liens that are not overdue (except to the extent being contested in good faith by appropriate proceedings), judgment liens in existence less than 60 days that are being appealed in good faith and with respect to which a stay of execution pending appeal has been secured or the payment of which is covered in full by insurance (as long as the related judgments do not constitute an Event of Default) and certain other liens permitted under the Security Agreement.

Certain Bankruptcy Issues

      Subject to the provisions of Section 1110 of the Bankruptcy Code described below, the right of the Trustee to repossess and dispose of the Collateral, or otherwise to exercise rights or remedies with respect to the Collateral, upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the date when, or possibly even after, the Trustee has effected any such action. Under bankruptcy law, secured creditors such as the holders of the Notes are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value (as determined by the Bankruptcy Court) of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Furthermore, in the event that the Bankruptcy Court determines the value of the Collateral is not greater than or equal to all amounts due on the Notes, the holders would, in part, hold "unsecured deficiency" claims. Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "unsecured deficiency" claims or for the related "undersecured" claim during the pendency of a debtor's bankruptcy case.

      Section 1110 of the Bankruptcy Code provides in relevant part that the right of lessors, conditional vendors and -- with respect to the Collateral -- holders of purchase money equipment security interests, in each case, with respect to covered "equipment" (as defined in Section 1110 of the Bankruptcy Code) to take possession of such equipment in compliance with the provisions of a lease, conditional sale contract or purchase money equipment security agreement, as the case may be, is not affected by (a) the automatic stay provision of the Bankruptcy Code, which provision enjoins, among other things, repossessions by creditors for the duration of the reorganization period, (b) the provision of the Bankruptcy Code allowing the trustee in reorganization to use, sell or lease property of the debtor during the reorganization period, (c) Section 1129 of the Bankruptcy Code (which governs the confirmation of plans of reorganization in Chapter 11 cases) and (d) any power of the bankruptcy court to enjoin a repossession, in each case, unless the debtor in possession or bankruptcy trustee meets certain conditions. Section 1110 provides in relevant part that the right of a lessor, conditional vendor or -- with respect to the Collateral -- holder of a purchase money equipment security interest to take possession of such "equipment" upon the occurrence of an event of default may not be exercised for 60 days from the date of commencement of the reorganization proceedings (unless specifically permitted by the bankruptcy court) and may not be exercised thereafter if, within such 60-day period (or such longer period consented to by the lessor, conditional vendor or holder of a Section 1110-covered security interest), the trustee in reorganization or the debtor in possession, subject to bankruptcy court approval, agrees to perform the debtor's obligations that become due on or after the date of commencement of reorganization proceedings and cures all existing defaults (other than defaults resulting solely from the financial condition, bankruptcy, insolvency or reorganization of the debtor) within certain prescribed time periods. "Equipment" is defined in Section 1110 of the Bankruptcy Code, in part, as an aircraft, aircraft engine, propeller, appliance, or spare part (as defined in Section 40102 of Title 49 of the U.S. Code) that is subject to a security interest granted by, leased to, or conditionally sold to a debtor that is a citizen of the United States (as defined in Section 40102 of Title 49 of the U.S. Code) holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of title 49 of the U.S. Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo.

      The Trustee has received an opinion of Cleary, Gottlieb, Steen & Hamilton, counsel to the Company ("Company Counsel"), that the Trustee, on behalf of the holders of the Notes, will be entitled, subject to certain conditions, to the benefits of Section 1110 of the Bankruptcy Code with respect to the Aircraft in the event of a case under Chapter 11 of the Bankruptcy Code in which the Company is a debtor.

      The opinion of Company Counsel does not address the availability of Section 1110 to any possible lease or sublease of the Aircraft, nor does it address any part of the Aircraft that does not fall within the definition of "equipment" under Section 1110. The opinion of Company Counsel also does not address the period of time during which the benefits of Section 1110 will remain available because of the Western Pacific Airlines decision described immediately below.

      On March 10, 1998, the U.S. District Court for the District of Colorado issued an opinion arising from the bankruptcy proceedings of Western Pacific Airlines, Inc. (Civil Action No. 98-K-358). The decision, reversing an order of the bankruptcy court, held that, once an airline debtor reaffirms its obligations and cures its defaults under an aircraft lease within the prescribed period in accordance with Section 1110 of the Bankruptcy Code, the lessor under such lease is not entitled to repossess the aircraft under Section 1110 if the airline subsequently defaults under such lease. On May 1, 1998, the U.S. District Court reaffirmed its prior decision in response to a motion for rehearing and reconsideration by certain parties in the case. Certain parties in the case have been granted their motion for immediate certification of the decision to the Tenth Circuit Court of Appeals. This decision, therefore, casts doubt on the continuing applicability of Section 1110's protections after an airline debtor reaffirms its obligations and cures any defaults with respect to an aircraft lease or mortgage within the original period provided by Section 1110.

Settlement

      Initial settlement in the Notes will be in same-day funds. Investors holding their Notes through DTC will follow settlement practices applicable to United States corporate debt obligations. The Indenture will require that payments in respect of Notes (including principal, interest and Special Interest) meeting certain conditions set forth in the Indenture be made by wire transfer of same-day funds to the accounts specified by the holders thereof or, under certain circumstances, by mailing a check to each such holder's registered address.

Certain Definitions

      "Business Day" means each day that is not a Legal Holiday.

      "Change in Control" means the occurrence of any of the following events: (i) any person (including any entity or group deemed to be a "person" under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) is or becomes the direct or indirect beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of shares of the Company's capital stock representing greater than 50% of the total voting power of all shares of capital stock of the Company entitled to vote in the election of directors under ordinary circumstances or to elect a majority of the Board of Directors, (ii) the Company sells, transfers or otherwise disposes of all or substantially all of its assets, (iii) when, during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors still in office entitled to vote with respect to such nomination who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, but excluding any of the individuals who at the beginning of such 12-month period constituted such Board but who ceased to be a member of the Board pursuant to the Company's mandatory retirement policy as in effect as of the Issue Date), cease for any reason to constitute a majority of the Board of Directors then in office or (iv) the date of the consummation of the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors or where members of the Board of Directors, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or consolidation.

      "Equity Notes Documents" means the Indenture pursuant to which the Equity Notes are issued and the other Operative
Documents (as defined in such Indenture).

      "Legal Holiday" means a Saturday, Sunday or any other day on which banks located in New York City or the city and state of the Trustee's Corporate Trust Office as of the date of original issuance are authorized or obligated by law to remain closed.

      "Offer to Purchase" means an offer to purchase all or a portion, as the case may be, of the Notes by the Company from the holders of the Notes commenced by the mailing (by first-class mail, postage prepaid) by the Company (or, if requested by the Company on at least five Business Days' prior notice to the Trustee and at the Company's expense, by the Trustee) of a notice to each holder (and, if mailed by the Company, to the Trustee) at such holder's address appearing in the register, stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment; (ii) the purchase price and the date of purchase (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest and Special Interest, if, any, pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price on the Payment Date, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest and Special Interest, if, any, on and after the Payment Date; (v) that holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the paying agent at the address specified in the notice at any time beginning with the date of such notice but prior to the close of business on the Business Day immediately preceding the Payment Date, and such holder shall be entitled to receive from the paying agent a non-transferable receipt of deposit evidencing such deposit; (vi) that, unless the Company defaults in making the payment of the purchase price or shall otherwise, in its sole discretion, consent thereto, holders will be entitled to withdraw their election only if the Trustee receives, not later than the close of business on the fifth business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and (vii) that holders whose Notes are being purchased only in part will be promptly issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company shall place such notice in the national edition of The New York Times or The Wall Street Journal or, if such newspapers are not then in circulation, in a financial newspaper of general circulation in New York City. No failure of the Company to give the foregoing notice shall limit any holder's right to exercise a repurchase right. On the Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Trustee money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an officers' certificate specifying the Notes or portions thereof accepted for payment by the Company. The Trustee shall promptly mail to the holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate, and the Company shall promptly execute and mail (or cause to be mailed) to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof; provided, further, that if the payment date is between a regular record date and the next succeeding interest payment date, Notes to be repurchased must be accompanied by payment of an amount equal to the interest and Special Interest, if any, on the principal amount of the Note being repurchased, and the interest and the Special Interest, if any, on the principal amount of the Note being repurchased will be paid on such next succeeding interest payment date to the registered holder of such Note on the immediately preceding record date. A Note repurchased on an interest payment date need not be accompanied by any such payment, and the interest and Special Interest, if any, on the principal amount of the Note being repurchased, if any, will be paid on such interest payment date to the registered holder of such Note on the corresponding record date. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the paying agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. Both the notice of the Company and the notice of the holder having been given as specified above, the Notes so to be repurchased shall, on the Payment Date become due and payable at the purchase price applicable thereto and from and after such date (unless the Company shall default in the payment of such purchase price) such Notes shall cease to bear interest or Special Interest, if any. If any Note shall not be paid upon surrender thereof for repurchase, the principal shall, until paid, bear interest and Special Interest, if any, from the Payment Date at the rate and in accordance with the provisions set forth in such Note and the Indenture. Any Note that is to be submitted for repurchase only in part shall be delivered pursuant to the above provisions with (if the Company or Trustee so requires) due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or such holder's attorney duly authorized in writing.

      "Operative Documents" means the Indenture and the Collateral
Documents.

      "Payment Date" with respect to any Offer to Purchase has the meaning specified in the definition herein of Offer to Purchase.

      "Total Loss" means any of the following in relation to the Aircraft, the Pledged Airframe or any Pledged Engine, and "Total
Loss Date" means the date set forth in parentheses after each Total Loss:

           (i) Destruction, damage beyond repair or being rendered permanently unfit for normal use for any reason whatsoever (the date such event occurs or, if not known, the date on which the Aircraft, the Pledged Airframe or Pledged Engine was last heard of).

           (ii) Actual, constructive, compromised, arranged or agreed total loss (the earlier of the date on which the loss is agreed or compromised by the insurers or 30 days after the date of notice to the Company's brokers or insurers claiming such total loss).

           (iii) Requisition of title, confiscation, forfeiture or any compulsory acquisition whatsoever, except for any acquisition of the Aircraft, Pledged Airframe or Pledged Engines by the Air Mobility Command pursuant to the Civil Reserve Air Fleet Program (the date on which the same takes effect).

           (iv) Sequestration, detention or seizure for more than 30 consecutive days (the earlier of the date on which insurers make payment on the basis of a total loss or the date of expiration of such period).

           (v) Requisition for use for more than 180 consecutive days (the earlier of the date on which the insurers make payment on the basis of a total loss or the date of expiration of such period).

           (vi) Loss or loss of use due to theft or disappearance for a period greater than 60 consecutive days (the date of expiration of such period).

            (vii) Any other occurrence that deprives the Company of use or possession for a period of 180 consecutive days or longer (the 180th day of such period).

                   BOOK-ENTRY, DELIVERY AND FORM

General

      Old Notes resold after the Issue Date within the United States to Qualified Institutional Buyers ("QIBs") in compliance with Rule 144A under the Securities Act or outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act were delivered and available only in global form ("Old Global Notes"). Old Notes resold after the Issue Date to any Accredited Investors were delivered and available only in definitive, fully registered form bearing a legend containing restrictions on transfers ("Old Definitive Notes"). All Exchange Notes issued in the Exchange Offer for Old Notes represented by Old Global Notes or Old Definitive Notes will be represented by one or more Exchange Notes in global form (the "Global Exchange Notes," and together with the Old Global Notes, the "Global Notes"), which will be deposited with, or on behalf of, the DTC and registered in the name of the DTC or its nominee, unless the holder of such Old Notes elects to take physical delivery of its certificates instead of holding its interest through the Global Exchange Notes (collectively referred to herein as the "Non-Global Holders"). Non-Global Holders will be issued in registered form a certificated Exchange Note ("Certificated Exchange Note"). Upon the transfer of any Certificated Exchange
Note initially issued to a Non-Global Holder, such Certificated Exchange Note will, unless the transferee requests otherwise or the Global Exchange Note has previously been exchanged in whole for Certificated Exchange Notes, be exchanged for an interest in the Global Exchange Note.

Global Notes

      Upon deposit of the Global Exchange Notes, DTC will credit, on its book-entry registration and transfer system interests in the Global Exchange Notes to the accounts of institutions that have accounts with DTC (including Euroclear and Cedel) ("participants"). Ownership of beneficial interests in the Global Exchange Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Exchange Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to participants' interests) for the Global Exchange Notes, or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Exchange Notes.

      So long as DTC, or its nominee, is the registered holder of any Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of such Notes represented by the Global Notes for all purposes under the Indenture and the Notes. Except as set forth below, owners of beneficial interests in Global Notes will not be entitled to have such Global Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing Notes in definitive, fully registered form bearing a legend containing the applicable restrictions on transfers ("Definitive Notes") in exchange therefor and will not be considered to be the owners or holders of such Global Notes represented thereby for any purpose under the Notes or the Indenture. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      Any payment of principal, interest or Special Interest due on the Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date. As soon as possible thereafter, the Trustee will make such payments to DTC or its nominee, as the case may be, as the registered owner of the Global Notes representing such Notes in accordance with existing arrangements between the Trustee and DTC.

      The Company expects that DTC or its nominee, upon receipt of any payment of principal, interest or Special Interest in respect of the Global Notes, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global

Note as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

      None of the Company, the Trustee, or any payment agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

      As long as the Notes are represented by a Global Note, DTC's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See "Description of Exchange Notes-- Repurchase of Notes Upon a Change in Control." Notice by participants, or by owners of beneficial interests in a Global Note held through such participants, of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

      Unless and until exchanged in whole or in part for Notes in definitive form in accordance with the terms of the Notes, the Global Notes may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor of DTC or a nominee of each successor.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. The Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

Definitive Notes

      Upon consummation of the Exchange Offer, Old Global Notes and the Global Exchange Notes shall be exchangeable for corresponding Old Definitive Notes registered in the name of persons other than DTC or its nominee at the option of the holder thereof or if (A) DTC (i) notifies the Company that it is unwilling or unable to continue as depositary for any of the Global Notes or (ii) at any time ceases to be a clearing agency registered under the Exchange Act, (B) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) with respect to the Notes or (C) the Company executes and delivers to the Trustee an order that the Global Notes shall be so exchangeable. Any Definitive Notes or Certificated Exchange Notes will be issued only in fully registered form and shall be issued without coupons in denominations of $1,000 and integral multiples thereof. Any Old Definitive Notes or Certificated Exchange Notes issued in exchange for a Global Note will be registered in such names and in such denominations as DTC shall request.

The Clearing System

      DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include Lazard), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

             CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general discussion of certain United States federal income tax considerations applicable to the initial holders of the Old Notes who purchased the Old Notes at their "issue price," that is, the first price at which a substantial amount of the Old Notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This discussion does not address special tax considerations relevant to any person that acquired the Old Notes in exchange for a direct or indirect interest in the Aircraft. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions currently in effect, all of which are subject to change (possibly with retroactive effect). The discussion does not purport to deal with all aspects of the United States federal income taxation that may be relevant to particular investors in light of their particular circumstances (for example, to persons holding Notes as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes), nor does it discuss the United States federal income tax considerations applicable to certain types of investors subject to special treatment under the federal income tax laws (for example, dealers in securities or currencies, traders in securities electing to mark to market their securities positions, insurance companies, tax-exempt organizations or financial institutions). In addition, the discussion does not consider the effect of any foreign, state, local or other tax laws that may be applicable to a particular investor. The discussion assumes that investors hold the Notes as "capital assets" within the meaning of Section 1221 of the Code.

      Prospective investors considering the Exchange Offer should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      As used herein, a "United States Holder" is an individual who is a citizen or resident of the United States, a U.S.
domestic corporation or any other person that is subject to U.S.
federal income tax on a net income basis in respect of its investment in the Notes.

Tax Consequences to United States Holders

      The exchange of the Old Notes for Exchange Notes pursuant to the Exchange Offer will not result in any United States federal income tax consequences to the United States Holders. When a United States Holder exchanges an Old Note for an Exchange Note pursuant to the Exchange Offer, the Holder will have the same adjusted tax basis and holding period in the Exchange Note as in the Old Note immediately before the exchange.

      Interest and Special Interest, if any, on a Note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for United States federal income tax purposes.

      Upon the sale or retirement of a Note, a United States
Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale or retirement and such Holder's adjusted tax basis in the Note.

Tax Consequences to Non-United States Holders

      Any payment of interest on a Note by the Company or any paying agent to a holder that is a Non-United States Holder would not be subject to withholding of U.S. federal income tax, provided that (i) the holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of the Company and is not a controlled foreign corporation related to the Company through stock ownership and
(ii) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-United States Holder in compliance with applicable requirements.

      Any gain realized on any sale or exchange of Notes by a Non-United States Holder will not be subject to U.S. federal income tax, including withholding tax, unless (i) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such holder or (B) such holder has a tax home in the United States.

      A Note held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

      As used herein, a "Non-United States Holder" is a holder of a Note that is not a United States person. A "United States person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to payments of interest on a Note and to the proceeds of the sale of a Note made to a United States person other than certain exempt recipients (such as corporations). Backup withholding at a 31 percent rate will apply to such payments if the United States person fails to provide its taxpayer identification number or, in the case of interest payments, fails either to report in full interest income or to make certain certifications. Persons holding Notes who are not United States persons may be required to comply with applicable certification procedures to establish that they are not United States persons to avoid the application of such reporting requirements and backup withholding tax.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the person's U.S.
federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                       PLAN OF DISTRIBUTION

      Each broker-dealer that receives Exchange Notes for its own account (a Participating Broker-Dealer) pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until October 29, 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

      The Company will not receive any proceeds from any sale of Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the reasonable expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                           LEGAL MATTERS

      The validity of the Exchange Notes offered hereby will be passed upon for the Company by Cleary, Gottlieb, Steen &
Hamilton, New York, New York.


                              EXPERTS

      The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the periods in the three-year period ended December 31, 1997 incorporated by reference into this Prospectus, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report incorporated by reference herein and are incorporated by reference herein in reliance upon the report of such firm given and upon their authority as experts in accounting and auditing. Their report refers to the application of fresh start reporting in connection with the '95 Reorganization.

==================================    ==================================

No dealer, salesperson or other               OFFER TO EXCHANGE
person has authorized to give any
information or to make any                 10 1/4% SENIOR SECURED
representations other than those               NOTES DUE 2003
contained or incorporated by                   WHICH HAVE BEEN
reference in this Prospectus, and,           REGISTERED UNDER THE
if given or made, such information             SECURITIES ACT
or representations must not be               OF 1933, AS AMENDED,
relied upon. This Prospectus does        FOR ANY AND ALL OUTSTANDING
not constitute an offer to sell or           10 1/4% SENIOR SECURED
a solicitation by anyone in any                 NOTES DUE 2003
jurisdiction in which such offer
or solicitation is not authorized,                    OF
or in which the person making such
offer or solicitation is not                      TRANS WORLD
qualfied to do so, or to any                     AIRLINES, INC
person to whom it is unlawful to
make such offer or solicitation.
Neither the delivery of this
Prospectus nor the sale made
hereunder shall, under any
circumstances, create an
implication that the informtion                     ----------
contained herein is correct as of                   PROSPECTUS
any time subsequent to the date                     ----------
hereof or that there has been no
change in the affairs of the
Company since the date hereof.


         TABLE OF CONTENTS

                              Page

  Available Information.........4
  Incorporation of Certain
    Documents by Reference......4
  Forward-Looking Statements....5
  Prospectus Summary............6
  Risk Factors.................14
  The Company..................26
  Use of Proceeds..............27
  The Exchange Offer...........28
  Ratio of Earnings to
    Fixed Charges..............35
  Capitalization...............36
  Selected Consolidated
    Financial Data.............38
  Description of Exchange
    Notes......................40
  Book-Entry, Delivery
    and Form...................53
  Certain Federal Income
    Tax Considerations ........56
  Plan of Distribution.........58
  Legal Matters................59                 July 31, 1998
  Experts......................59

==================================    ==================================